Exhibit 10.1

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

among

FLOWERS FOODS, INC.,

VARIOUS LENDERS,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

PNC BANK, NATIONAL ASSOCIATION,

REGIONS BANK

and

TRUIST BANK

as CO-DOCUMENTATION AGENTS,

BANK OF AMERICA, N.A.

and

ROYAL BANK OF CANADA

as CO-SYNDICATION AGENTS

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as ADMINISTRATIVE AGENT

Dated as of April 6, 2026

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

and

RBC CAPITAL MARKETS1

as JOINT LEAD ARRANGERS and BOOKRUNNERS

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULE I	Commitments
SCHEDULE II	[Reserved]
SCHEDULE III	[Reserved]
SCHEDULE IV	[Reserved]
SCHEDULE V	Existing Liens
SCHEDULE VI	[Reserved]
SCHEDULE VII	Voting Participants

EXHIBIT A-1	Notice of Borrowing
EXHIBIT A-2	Notice of Conversion/Continuation
EXHIBIT B	Term Note
EXHIBIT C	[Reserved]
EXHIBIT D-1	U.S. Tax Compliance Certificate
EXHIBIT D-2	U.S. Tax Compliance Certificate
EXHIBIT D-3	U.S. Tax Compliance Certificate
EXHIBIT D-4	U.S. Tax Compliance Certificate
EXHIBIT E-1	[Reserved]
EXHIBIT E-2	[Reserved]
EXHIBIT F	[Reserved]
EXHIBIT G	Subsidiaries Guaranty
EXHIBIT H	[Reserved]
EXHIBIT I	Assignment and Assumption Agreement
EXHIBIT J	Compliance Certificate
EXHIBIT K	Joinder Agreement

-v-

TERM LOAN CREDIT AGREEMENT, dated as of April 6, 2026, among FLOWERS FOODS, INC., a Georgia corporation (the “Borrower”), the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity (together with its successors), the “Administrative Agent”) (all capitalized terms used herein and defined in Section 1 are used herein as therein defined).

W I T N E S S E T H:

WHEREAS, subject to and on the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

SECTION 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2026 Notes” shall mean those certain 3.500% Senior Notes due 2026 issued pursuant to the 2026 Notes Indenture.

“2026 Notes Indenture” shall mean that certain Indenture, dated as of April 3, 2012, between the Borrower and Computershare Trust Company, N.A. (as successor to Wells Fargo), as trustee.

“2026 Notes Refinancing Date” shall have the meaning provided in Section 8.08(a).

“Acquisition” shall mean the acquisition of all or any portion of the assets or all or any portion of the Equity Interests of any Person.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 10.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 10.06, an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 5% of any class of the Equity Interests of the Borrower and any officer or director of the Borrower or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained above, for purposes of Section 10.06, no Agent or Lender shall be deemed to constitute an Affiliate of the Borrower or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Agents” shall mean, collectively, the Administrative Agent, the Lead Arrangers, the Co-Syndication Agents and the Co-Documentation Agents.

“Aggregate Consideration” shall mean, with respect to any Acquisition, the sum (without duplication) of (i) the fair market value of the common stock of the Borrower (based on (x) the closing and/or trading price of the common stock of the Borrower on the date of such Acquisition on the stock exchange on which the common stock of the Borrower is listed or the automated quotation system on which the common stock is quoted, or (y) if the common stock of the Borrower is not listed on an exchange or quoted on a quotation system, the bid and asked prices of the common stock in the over-the-counter market at the close of trading or (z) if the common stock of the Borrower is not so listed, based on a good faith determination of an Authorized Representative of the Borrower or the Board of Directors of the Borrower) issued as consideration in connection with such Acquisition, (ii) the aggregate amount of all cash paid by the Borrower or any of its Subsidiaries as consideration for such Acquisition (including payments of fees and costs and expenses in connection therewith), (iii) the aggregate principal amount of all Indebtedness assumed, incurred and/or issued in connection with such by the Borrower or any Subsidiary for such Acquisition to the extent permitted by Section 10.05, (iv) the aggregate amount that could reasonably be expected to be paid by the Borrower or any Subsidiary (based on good faith projections prepared by an Authorized Representative of the Borrower or the Board of Directors of the Borrower) pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price adjustment for such Acquisition and (v) the fair market value (based on good faith projections prepared by an Authorized Representative of the Borrower or the Board of Directors of the Borrower) of all other consideration payable for such Acquisition.

“Agreement” shall mean this Term Loan Credit Agreement, as modified, supplemented, amended, restated, amended and restated, extended, renewed or replaced from time to time.

“Applicable Margin” and “Applicable Ticking Fee Percentage” shall mean (I) in respect of any period commencing from and after the Effective Date until the delivery of the first Quarterly Pricing Certificate (as defined below) after the Effective Date, a percentage per annum equal to (x) in the case of the Applicable Margin (A) with respect to Term Loans maintained as Base Rate Loans, 0.375% and (B) with respect to Term Loans maintained as SOFR Loans, 1.375% and (y) in the case of the Applicable Ticking Fee Percentage, 0.175% and (II) from and after each day of delivery of any Quarterly Pricing Certificate for any fiscal quarter or fiscal year, as the case may be, of the Borrower ending on or after the Effective Date (each, a “Start Date”), to and including the applicable End Date described below, the Applicable Margin for all Term Loans and the Applicable Ticking Fee Percentage shall (subject to any adjustment pursuant to the immediately succeeding paragraph) be at the applicable Level set forth in the table below under the caption “Pricing Table” by reference to the more favorable (to the Borrower) of (i) the Debt Rating in effect on such date and (ii) the Leverage Ratio on such date; provided that (x) the Applicable Margin and Applicable Ticking Fee Percentage may never be based upon a Level that is more favorable than the Level that is one Level higher than that of the Debt Rating, in each case opposite the Leverage Ratio or the Debt Rating, as applicable, indicated to have been achieved in the most recently delivered Quarterly Pricing Certificate delivered in accordance with the following sentence, and (y) notwithstanding anything to the contrary set forth herein, at any time the Debt Rating is Ba2 or below from Moody’s and BB or below from S&P, the Applicable Margin and the Applicable Ticking Fee Percentage shall be based upon Level VII set forth in the table below, regardless of the Leverage Ratio on such date:

Pricing Table:

Level	Leverage Ratio	Debt Rating	Applicable Margin for Base Rate Loans	Applicable Margin for SOFR Loans	Applicable Ticking Fee Percentage
I	Equal to or less than 1.25:1.00	A/A2 or above	0.00%	0.875%	0.060%
II	Greater than 1.25:1.00 but less than or equal to 1.75:1.00	A-/A3	0.00%	1.000%	0.080%
III	Greater than 1.75:1.00 but less than or equal to 2.25:1.00	BBB+/Baa1	0.125%	1.125%	0.100%
IV	Greater than 2.25:1.00 but less than or equal to 2.75:1.00	BBB/Baa2	0.250%	1.250%	0.125%
V	Greater than 2.75:1.00 but less than or equal to 3.25:1.00	BBB-/Baa3	0.375%	1.375%	0.175%
VI	Greater than 3.25:1.00	BB+/Ba1	0.750%	1.750%	0.225%
VII		BB/Ba2 or below	1.000%	2.000%	0.250%

For purposes of the foregoing (i) the Leverage Ratio shall be determined based on the delivery of a certificate of the Borrower by an Authorized Representative of the Borrower to the Administrative Agent (each, a “Quarterly Pricing Certificate”), within 45 days of the last day of any fiscal quarter of the Borrower (or 90 days in the case of the last fiscal quarter of any fiscal year of the Borrower), which certificate shall set forth the calculation of the Leverage Ratio as at the last day of the Test Period most recently ended prior to the relevant Start Date and (ii) the Debt Rating shall be the Debt Rating in effect on the date of delivery of such Quarterly Pricing Certificate, as indicated by the Borrower in such Quarterly Pricing Certificate, provided that (x) if the Debt Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Levels, then the Level established based on the Debt Rating shall be based on the higher of the two Debt Ratings unless one of the two Debt Ratings is two or more Levels lower than the other, in which case the Level established based on the Debt Rating shall be determined by reference to the Level next below that of the higher of the two Debt Ratings and (y) if neither Moody’s nor S&P has in effect a Debt Rating, then the Applicable Margin and the Applicable Ticking Fee Percentage shall be determined by reference to Level VII in the table above, and in the case of clauses (i) and (ii), the resulting Applicable Margin and Applicable Ticking Fee Percentage, in each case, shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences).

The Applicable Margin and the Applicable Ticking Fee Percentage so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next certificate is delivered to the Administrative Agent and (y) the date which is 45 days (or 90 days in the case of the last fiscal quarter of any fiscal year of the Borrower) following the last day of the Test Period in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent (and thus commencing a new Start Date), the Applicable Margin and the Applicable Ticking Fee Percentage shall be those set forth in Level VII of the table above (such Applicable Margin and such Applicable Ticking Fee Percentage as so determined, being collectively referred to herein as the “Highest Applicable Margins”), until such time as the relevant Quarterly Pricing Certificate has been delivered. Notwithstanding anything to the contrary contained above in this definition, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (provided that no such notification shall be required in the case of a Specified Event of Default) then, so long as such Event of Default is continuing, the Applicable Margin and the Applicable Ticking Fee Percentage shall be the Highest Applicable Margins (subject to further adjustment to the extent provided in Section 2.08(c)) at all times.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Leverage Ratio set forth in any Quarterly Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin or Applicable Ticking Fee Percentage that is less than that which would have been applicable had the Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” and the “Applicable Ticking Fee Percentage” for any day occurring within the period covered by such Quarterly Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.08(a) and (b) as a result of the miscalculation of the Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.08(a) or (b), as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section on the same basis as if the Leverage Ratio had been accurately set forth in such Quarterly Pricing Certificate (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.08(d), in accordance with the terms of this Agreement).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed).

“Attributable Debt” shall mean as of the date of determination thereof, without duplication, (i) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease, and (ii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Representative” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the Board of Directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent; (ii) delivering financial information and officer’s certificates or making financial determinations pursuant to this Agreement, any financial officer of the respective Credit Party; and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the respective Credit Party.

“Availability Period” shall mean the period from and including the Effective Date to and including the earliest to occur of (a) October 1, 2026, (b) the Funding Date (immediately prior to giving effect to the funding of the Term Loans pursuant to Section 2.01) and (c) the date of termination of all of the then-remaining Total Commitment in accordance with the terms of this Agreement.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the highest of (x) the Prime Lending Rate, (y) 1⁄2 of 1% in excess of the overnight Federal Funds Rate and (z) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or Term SOFR shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or Term SOFR, respectively. Notwithstanding the foregoing, if the Base Rate as so determined shall ever be less than the Floor, then the Base Rate shall be deemed to be the Floor.

“Base Rate Loan” shall mean each Term Loan that bears interest at the Base Rate designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Base Rate Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the incurrence of one Type of Term Loans by the Borrower from all of the Lenders on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of SOFR Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of SOFR Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, SOFR Loans, any day which is a Business Day described in clause (i) above and shall exclude any day that is not a U.S. Government Securities Business Day.

“Calculation Period” shall have the meaning provided in Section 10.02.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean each Person that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC Holding Company” shall mean a Subsidiary, substantially all of the assets of which consist of Equity Interests (or Equity Interests and Indebtedness) of (a) one or more CFCs or (b) one or more CFC Holding Companies.

“Change of Control” shall mean (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) (other than the Permitted Holders) is or shall (A) be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 30% or more on a fully diluted basis of the voting and/or economic interest in the Borrower’s capital stock or other Equity Interests or (B) have obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall mean Coöperatieve Rabobank U.A., New York Branch, PNC Bank, National Association, Regions Bank and Truist Bank, as co-documentation agents, and shall include any successor thereto.

“Co-Syndication Agents” shall mean Bank of America, N.A. and Royal Bank of Canada, as co-syndication agents, and shall include any successor thereto.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto directly below the column entitled “Commitment,” as same may be (x) reduced from time to time pursuant to Sections 4.02, 4.03 and/or 11, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or, if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Consolidated Current Liabilities” shall mean, as to any Person at any date, all liabilities that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

“Consolidated EBITDA” shall mean, for any period, the sum of (a) Consolidated Net Income for such period, plus to the extent deducted in determining Consolidated Net Income, (i) interest expense, (ii) provision for taxes based on income, (iii) depreciation expense, (iv) amortization expense, (v) non-cash losses and charges and related tax effects in accordance with GAAP, (vi) (A) losses from discontinued operations, losses from material sales of assets outside the ordinary course of business, and extraordinary, unusual or infrequently occurring losses, charges and expenses (in each case other than items specifically referred to in the following clause (vi)(B)) and (B) losses in connection with plant closures and charges and expenses associated with restructurings or business process improvements; provided that any amounts pursuant to this clause (vi)(B) shall be limited to 7.5% of Consolidated EBITDA in the aggregate for such period (calculated prior to giving effect to such amounts) and (vii) losses from legal settlements related to distributor lawsuits referred to in the Borrower’s SEC filings minus (b) gains from discontinued operations, extraordinary, unusual or infrequently occurring gains and gains from material sale of assets outside the ordinary course of business, and, to the extent otherwise reflected in the calculation of net income (or net loss) for such period.

“Consolidated Indebtedness” shall mean, as at any date of determination and without duplication, the aggregate principal amount of all Indebtedness of the types described in clauses (i), (ii), (iv), (viii), (ix) (provided, that any obligations under or pursuant to any Permitted Securitization (to the extent such obligations are not required to be shown as liabilities on the balance sheet of such Person in accordance with GAAP) shall not constitute Consolidated Indebtedness) and (x) of the definition thereof and, without duplication, of the type described in clause (vi) of the definition thereof (to the extent relating to Indebtedness of the types described in clauses (i), (ii), (iv), (viii), (ix) and (x) of the definition thereof) owing by the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that (a) Consolidated Indebtedness of any Person shall exclude any Indebtedness of such Person if (and for so long as), upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness or other security) for the payment, redemption or satisfaction of such Indebtedness and such funds are not otherwise made available for any other purpose (it being understood and agreed that if, as of any date, any such deposited funds are returned to such Person and any such Indebtedness is not repaid or redeemed as of such date and remains outstanding as of such date, such outstanding Indebtedness shall, as of such date, not be excluded pursuant to this clause (a)), and (b) without limiting the foregoing clause (a) of this proviso, Consolidated Indebtedness of the Borrower shall exclude, for the period commencing on the Funding Date through and including the 2026 Notes Refinancing Date, any Indebtedness arising under or in connection with the 2026 Notes.

“Consolidated Interest Coverage Ratio” shall mean, for the Test Period most recently ended on or prior to such date or any date of determination, the ratio of Consolidated EBITDA for the Test Period most recently ended on or prior to such date or any date of determination to Consolidated Interest Expense for the Test Period most recently ended on or prior to such date or any date of determination.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries (which term shall include, without limitation and on a pro forma basis reasonably satisfactory to the Administrative Agent, any Person which was acquired pursuant to an Acquisition consummated after the beginning of such period) for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (x) that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period and (y) the product of (i) all dividends actually paid, whether paid in cash or in any other consideration, during such period with respect to any Disqualified Preferred Stock, multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower, expressed as a decimal; provided that there shall be excluded from Consolidated Interest Expense (a) the amortization of any deferred financing costs to the extent same would otherwise have been included therein and (b) any interest expense attributable to, or arising because of any VIE Transaction not prohibited hereunder.

“Consolidated Net Income” shall mean, for any period, the net after tax income of the Borrower and its Subsidiaries (which term shall include, without limitation and on a pro forma basis reasonably satisfactory to the Administrative Agent, any Person which was acquired pursuant to an Acquisition consummated after the beginning of such period) determined on a consolidated basis; provided that in determining Consolidated Net Income (i) the net income of any Person that is not a Subsidiary of the Borrower or that is accounted for by the equity method of accounting shall be included only to the extent of the payment of dividends or disbursements by such Person to the Borrower or a Wholly-Owned Subsidiary of the Borrower during such period, (ii) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of dividends and disbursements by that Subsidiary of net income is not at the date of determination permitted by operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders and (iii) the net income of any Person acquired by the Borrower or any of its Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Consolidated Net Tangible Assets” shall mean, at any date, an amount equal to the Consolidated Total Assets of the Borrower and its Subsidiaries minus Consolidated Current Liabilities of the Borrower and its Subsidiaries minus goodwill and other intangible assets and the minority interests of others in the Subsidiaries of the Borrower appearing on the consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Total Assets” shall mean, as to any Person at any date, all assets that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection or product warranties extended, in each case, in the ordinary course of business and (y) the guarantee by the Borrower of any operating lease of any Subsidiary of the Borrower. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director if such director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors or is recommended by a committee of the Board of Directors a majority of which is composed of the then Continuing Directors.

“Covenant Holiday” has the meaning provided in Section 10.07.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Term Note and the Subsidiaries Guaranty (if any) and, after the execution and delivery thereof, each additional guaranty, assumption agreement and Joinder Agreement executed pursuant to Section 9.10.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor (if any).

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Rating” shall mean, on any date, each of the Borrower’s corporate credit ratings (or the equivalent thereof) as most recently publicly announced by Moody’s and S&P.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loan within two Business Days of the date such Term Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b)

has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disposition” shall have the meaning provided in Section 10.02(b).

“Disqualified Preferred Stock” shall mean any Equity Interest that by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Preferred Stock, in each case, on or prior to the 91st day following the Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Preferred Stock solely because the holders thereof have the right to require the Borrower to repurchase such Disqualified Preferred Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Preferred Stock if the terms of such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) provide that the Borrower may not repurchase or redeem any such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) pursuant to such provision unless the Obligations (other than contingent indemnification claims) are fully satisfied prior thereto or simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Maturity Date will be deemed to be Disqualified Preferred Stock. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any Subsidiary, such Equity Interest shall not constitute Disqualified Preferred Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower (or any Subsidiary) shall be considered Disqualified Preferred Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is incorporated under the laws of the United States, any State or territory thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean April 6, 2026.

“Eligible Transferee” shall mean and include a commercial bank, a financial institution, any fund that regularly invests in bank loans or other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding the Borrower and its Subsidiaries.

“End Date” shall have the meaning assigned that term in the definitions of “Applicable Margin” and “Applicable Ticking Fee Percentage” contained herein.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower or any of its respective Subsidiaries, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control

Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interest” of any Person shall mean any and all shares, interests, non-contingent rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Erroneous Payment” shall have the meaning provided in Section 13.19(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning provided in Section 13.19(d).

“Erroneous Payment Return Deficiency” shall have the meaning provided in Section 13.19(d).

“Erroneous Payment Subrogation Rights” shall have the meaning provided in Section 13.19(e).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Domestic Subsidiary” shall mean (a) any Domestic Subsidiary that is prohibited by any applicable law from guaranteeing Obligations for so long as such prohibition exists, (b) any Domestic Subsidiary that is a CFC Holding Company, (c) any Domestic Subsidiary that is not an “Eligible Contract Participant” as defined in the Commodity Exchange Act with respect to Excluded Swap Obligations, (d) any Domestic Subsidiary that is an Immaterial Subsidiary or for which the burden or cost of obtaining a guarantee of the Obligations is excessive in comparison to the benefit to the Lenders as reasonably determined by the Administrative Agent in consultation with the Borrower, (e) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary and (f) any SPV used for any Permitted Repurchase Facility or Permitted Securitization.

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor (if any), any Swap Obligation if, and to the extent that, all or a portion of the Subsidiaries Guaranty of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a Lien to secure, such Swap Obligation (or any Subsidiaries Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Subsidiaries Guaranty of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Subsidiaries Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Lender or required to be withheld or deducted from a payment to any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced a Term Loan or Commitment, or sold or assigned an interest in a Term Loan or related document), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 5.04(b) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Revolving Credit Agreement” shall mean that certain Credit Agreement, dated as of February 5, 2025, among the Borrower, the lenders and agents from time to time party thereto, Wells Fargo, in its capacities as administrative agent, a letter of credit issuer and the swingline lender, and the other letter of credit issuers party thereto.

“Farm Credit Lender” shall mean a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day or, if such rate is not so published for any day which is a Business Day, the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that if such rate is below zero, the Federal Funds Rate shall be deemed to be zero.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” shall mean that certain fee letter agreement dated March 11, 2026 among the Borrower, Wells Fargo and WF Securities.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“FIN 46” shall mean FASB Interpretation No. 46.

“Floor” shall mean a rate of interest equal to 0.0% per annum.

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Official” shall have the meaning provided in Section 8.08(c).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Domestic Subsidiary.

“Funding Date” shall mean the first date on or after the Effective Date on which the conditions precedent set forth in Section 7 are satisfied and the Term Loans are funded to the Borrower pursuant to Section 2.01.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that, subject (to the extent provided therein) to Section 1.02, determinations in accordance with GAAP for purposes of the Applicable Margin, the Applicable Ticking Fee Percentage and Section 10, including defined terms as used therein, and for all purposes of determining the Leverage Ratio, shall be made in accordance with GAAP, and utilize accounting principles and policies in conformity with, GAAP and such principles and policies used to prepare the historical financial statements referred to in Section 8.05(a).

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” shall mean the “Guaranteed Obligations” under, and as defined in, the Subsidiaries Guaranty; provided that, Guaranteed Obligations shall exclude any Excluded Swap Obligations.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing any level of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Highest Applicable Margins” shall have the meaning assigned that term in the definitions of “Applicable Margin” and “Applicable Ticking Fee Percentage” contained herein.

“Immaterial Subsidiaries” shall mean each Subsidiary of the Borrower (a) the assets of which do not exceed 5.0% of Consolidated Total Assets of the Borrower and its Subsidiaries and (b) the contribution to Consolidated EBITDA of the Borrower and its Subsidiaries of which does not exceed 5.0%, in each case, as of the last day of the most recently ended Test Period; provided that if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to the preceding portion of this definition account for, in the aggregate, more than 10.0% of such Consolidated Total Assets and more than 10.0% of the Consolidated EBITDA, each as described in the preceding portion of this definition, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most Consolidated Total Assets or Consolidated EBITDA and then in descending order) necessary to account for at least 90% of the Consolidated Total Assets and 90% of the Consolidated EBITDA.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person; provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (iii) shall be equal to the lesser of the aggregate unpaid amount of such Indebtedness and the fair market value of the assets of such Person which secure such Indebtedness, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person in respect of Indebtedness of another Person, (vii) all obligations under any Interest Rate Protection Agreement, Other Hedging Agreement or under any similar type of agreement, (viii) all Attributable Debt of such Person, (ix) the amount of any Permitted Repurchase Facilities and Permitted Securitizations of such Person, and (x) the greater of the aggregate liquidation value or the maximum fixed repurchase price of all Disqualified Preferred Stock, provided that, notwithstanding the foregoing, (x) Indebtedness outstanding (a) pursuant to trade payables and accrued expenses incurred in the ordinary course of business and earn outs and other similar contingent payments, and (b) under leases which are or would be properly characterized as operating leases in accordance with generally accepted accounting principles existing immediately prior to the effectiveness of Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect), shall be excluded in determining Indebtedness and (y) liabilities presented on the balance sheet of the Borrower or any Subsidiary shall not constitute Indebtedness to the extent attributable to, or arising because of, a VIE Transaction not prohibited hereunder.

“Indemnified Person” has the meaning provided in Section 13.01.

“Interest Determination Date” shall mean, with respect to any SOFR Loan, the second Business Day prior to the commencement of any Interest Period relating to such SOFR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit K (appropriately completed).

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arrangers” shall mean WF Securities, BofA Securities, Inc. and RBC Capital Markets2 in their capacities as joint lead arrangers and bookrunners.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lender Party” and “Lender Parties” each shall have the meaning provided in Section 13.16(a).

“Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness (but excluding any Indebtedness arising in the ordinary course of business in connection with any Other Hedging Agreements entered into with respect to commodities values, and which are bona fide hedging activities and are not for speculative purposes, to the extent such Indebtedness is (a) cash collateralized or (b) supported by a letter of credit) on such date to Consolidated EBITDA for the Test Period last ended on or prior to such date.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

[2]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

“Margin Regulations” shall mean Regulation T, Regulation U and Regulation X.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document or (y) on the ability of the Credit Parties taken as a whole to perform their obligations to the Administrative Agent or the Lenders under this Agreement or any other Credit Document.

“Maturity Date” shall mean the third anniversary of the Funding Date.

“Maximum Rate” shall have the meaning provided in Section 13.20.

“Minimum Borrowing Amount” shall mean $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate and each such plan for the five year period immediately following the latest date on which the Borrower, any Subsidiaries of the Borrower or any ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at:

Wells Fargo Bank, National Association

1525 West W.T. Harris Boulevard

Charlotte, NC 28262,

Attn: Aqeel Dar, Commercial Loan Servicing Specialist

Email: aqeel.dar@wellsfargo.com

Phone. +91 85849 38255

or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to any Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“Organizational Documents” shall mean, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or articles of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Participant Register” shall have the meaning provided in Section 13.04(a).

“Payment Office” shall mean the office of the Administrative Agent located at Wells Fargo Bank, National Association, 1525 West W.T. Harris Boulevard, Charlotte, NC 28262, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Payment Recipient” shall have the meaning provided in Section 13.19(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor agency thereto.

“Percentage” of any Lender shall mean (a) at any time prior to the Funding Date, a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if the Percentage of any Lender is to be determined prior to the Funding Date but after the Total Commitment has been terminated, then the Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that in the case of Section 2.15 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment, and (b) at any time on or after the Funding Date, a fraction (expressed as a percentage) the numerator of which is the outstanding amount of the Term Loan of such Lender at such time and the denominator of which is the aggregate outstanding amount of all Term Loans at such time.

“Periodic Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Permitted Borrower Indebtedness” shall mean any Indebtedness incurred by the Borrower after the Effective Date, so long as (i) both before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance with the financial covenant contained in Section 10.07, both immediately before and after giving effect to each incurrence of such Indebtedness and (iii) such Indebtedness (and any guarantees thereof) shall rank pari passu or junior to the Obligations hereunder.

“Permitted Holders” shall mean all or any of (a) the descendants of William H. Flowers, Sr. and members of their immediate families, or any estate or heir of any of the foregoing, and (b) any trust, limited partnership, limited liability company, corporation or other entity, the beneficiaries, partners, members, shareholders or other equity holders of which consist solely of one or more Persons referenced in clause (a) of this definition.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Repurchase Facility” shall mean any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary of the Borrower pursuant to which it may sell, convey, contribute to capital, distribute or otherwise transfer (which sale, conveyance, contribution to capital, distribution or transfer may include or be supported by the grant of a security interest) Receivables (or interests therein) and Related Assets (i) directly or indirectly to the Borrower or any Subsidiary of the Borrower (including an SPV), which in turn shall sell, transfer and/or pledge such Receivables (or interests therein) and Related Assets to one or more investors or other purchasers (other than the Borrower or any Subsidiary of the Borrower) and agrees to repurchase such Receivables and Related Assets and/or grants a security interest in such Receivables (or interests therein) and Related Assets, or (ii) directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary of the Borrower) and agrees to repurchase such Receivables and Related Assets and/or grants a security interest in such Receivables (or interests therein) and Related Assets, it being understood that a Permitted Repurchase Facility may involve (A) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Repurchase Facility, (B) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, (C) guarantees by the Borrower or any Subsidiary of the Borrower of any Indebtedness evidenced by such Permitted Repurchase Facility and (D) the issuance by the Borrower or any Subsidiary of the Borrower of Indebtedness to the Borrower or any Subsidiary of the Borrower to fund the purchase price of Receivables and Related Assets; provided that the sum of the outstanding amount of Permitted Securitizations and Permitted Repurchase Facilities shall not exceed an aggregate amount equal to $300,000,000 at any one time. The “amount” or “principal amount” of any Permitted Repurchase Facility shall be deemed at any time to be the cash purchase price required to be paid by the transferee in connection with its purchase of Receivables and Related Assets.

“Permitted Securitization” shall mean any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary of the Borrower pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest) Receivables or interests therein and Related Assets (i) directly or indirectly to a trust, partnership, corporation or other Person (including an SPV), which transfer is funded in whole or in part, directly or indirectly, by investments of capital, the incurrence or issuance by the transferee or any successor transferee of Indebtedness or fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (ii) directly or indirectly to one or more investors or other purchasers, it being understood that a Permitted Securitization may involve (A) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Securitization, (B) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, and (C) the issuance by an SPV of Indebtedness to the Borrower or any Subsidiary of the Borrower to fund the purchase price of Receivables and Related Assets; provided that (x) any such transactions shall provide for recourse to such Subsidiary of the Borrower (other than an SPV) or the Borrower (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of other customary securitization undertakings in the jurisdiction relevant to such transactions and (y) the sum of the outstanding amount of all such transactions constituting Permitted Securitizations and Permitted Repurchase Facilities shall not exceed an aggregate amount equal to $300,000,000 at any one time. The “amount” or “principal amount” of any Permitted Securitization shall be deemed at any time to be (1) the aggregate capital, principal, or stated amount, of the Indebtedness or fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Securitization, in each case outstanding at such time, or (2) in the case of any Permitted Securitization in respect of which no such investment capital, Indebtedness, fractional undivided interests or securities are made, incurred or issued, the cash purchase price paid by the transferee in connection with its purchase of Receivables less the amount of collections received by the Borrower or any Subsidiary of the Borrower in respect of such Receivables and paid to such transferee, in each case excluding any amounts applied to purchase fees or discount or in the nature of interest and the aggregate principal amount or stated amount of Indebtedness, fractional undivided interests or other securities held by the Borrower, such Subsidiary or any Affiliate.

“Permitted Subsidiary Guarantee Obligations” shall mean (a) while the Subsidiaries Guaranty is in effect (or required to be in effect in accordance with the terms of the Credit Documents), any guarantee by a Subsidiary Guarantor of Permitted Borrower Indebtedness and (b) at all other times any guarantee by a Subsidiary of Permitted Borrower Indebtedness.

“Permitted Subsidiary Indebtedness” shall mean any Indebtedness incurred by any Subsidiary of the Borrower after the Effective Date (other than (x) the Guaranteed Obligations and (y) Permitted Subsidiary Guarantee Obligations), so long as (i) both before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance with the financial covenant contained in Section 10.07, both immediately before and after giving effect to each incurrence of such Indebtedness, (iii) solely to the extent that a Subsidiaries Guaranty is in effect from the Subsidiary incurring such Indebtedness, such Indebtedness (and any guarantees thereof) shall rank pari passu or junior to the Obligations hereunder and the Guaranteed Obligations, as the case may be, (iv) the aggregate principal amount of all Permitted Subsidiary Indebtedness incurred by Foreign Subsidiaries of the Borrower shall not exceed at any time $10,000,000 and (v) the sum of (A) the aggregate principal amount of all Permitted Subsidiary Indebtedness plus (B) the aggregate principal amount of all Indebtedness (other than Permitted Subsidiary Indebtedness) secured by Liens permitted in reliance on Section 10.01(xiii), shall not exceed at any time the greater of (1) $250,000,000 and (2) 15% of Consolidated Net Tangible Assets of the Borrower and its Subsidiaries.

“Person” shall mean any individual, partnership, joint venture, firm, limited liability company, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA, that is subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed or had an obligation to contribute to such plan.

“Platform” shall have the meaning provided in Section 12.10(b).

“Preferred Stock” as applied to the capital stock of any Person, means capital stock of such Person of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Preferred Stock” shall mean any Preferred Stock that is not Disqualified Preferred Stock.

“Quarterly Payment Date” shall mean (a) with respect to the Ticking Fee, the last Business Day of each of March, June, September and December occurring after the Effective Date and prior to the last day of the Availability Period, and (b) with respect to interest on Base Rate Loans outstanding, if any, the last Business Day of each of March, June, September and December occurring after the Funding Date.

“Quarterly Pricing Certificate” shall have the meaning assigned to that term in the definitions of “Applicable Margin” and “Applicable Ticking Fee Percentage” contained herein.

“RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivables” shall mean accounts receivable (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance).

“Register” shall have the meaning provided in Section 13.17.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Assets” shall mean, with respect to any Receivable, collateral securing such Receivable, contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivable, any guarantees, indemnities, warranties or other obligations or supporting obligations in respect of such Receivable, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with transactions involving receivables similar to such Receivable and collections or proceeds on or of such Receivable or any of the foregoing.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .21, .22, .23, .25, .27, or .28, of PBGC Regulation Section 4043.

“Required Lenders” shall mean (a) at any time prior to the Funding Date, Non-Defaulting Lenders the sum of whose outstanding Commitments at such time represent greater than 50% of the Total Commitment at such time less the Commitments of all Defaulting Lenders at such time and (b) at any time on or after the Funding Date, Lenders the sum of whose outstanding Term Loans at such time represent greater than 50% of the aggregate outstanding amount of all Term Loans at such time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” shall mean Standard & Poor’s Rating Service, a division of S&P Global Inc.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, such property.

“Sanctions” shall mean any economic or financial sanction or trade embargo imposed on, or other restrictions on engaging in dealings or transactions with, an individual, group, entity, territory or country, which are administered or enforced under applicable Sanctions Laws.

“Sanctions Laws” shall mean all Laws relating to Sanctions administered or enforced by a Governmental Authority, including (without limitation) the Office of Foreign Assets Control and the U.S. Department of State, Global Affairs Canada, the Department of Public Safety of Canada, the United Nations Security Council, the Office of Financial Sanctions Implementation, His Majesty’s Treasury of the United Kingdom, the European Union or relevant member states of the European Union.

“SEC” shall have the meaning provided in Section 9.01(f).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Acquisition” shall mean any Acquisition by the Borrower or any of its Subsidiaries for Aggregate Consideration of $400,000,000 or more.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean a Term Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (z) of the definition of “Base Rate”.

“Specified Default” shall mean (x) any Default under Section 11.01 or 11.05 or (y) any Default under Section 11.03(ii) occurring as a result of the failure by the Borrower to deliver the financial statements within the time period required by Sections 9.01(a) or (b) (together with, in each case, the accompanying certification required by Section 9.01(c)).

“Specified Event of Default” shall mean (x) any Event of Default under Section 11.01 or 11.05 or (y) any Event of Default under Section 11.03(ii) occurring as a result of the failure by the Borrower to deliver the financial statements within the time period required by Sections 9.01(a) or (b) (together with, in each case, the accompanying certification required by Section 9.01(c)).

“SPV” shall mean any Subsidiary of the Borrower that is a special purpose entity, variable interest entity or other bankruptcy remote entity created to facilitate a Permitted Repurchase Facility or Permitted Securitization.

“Start Date” shall have the meaning assigned to that term in the definitions of “Applicable Margin” and “Applicable Ticking Fee Percentage” contained herein.

“Subsidiaries Guaranty” shall mean a subsidiaries guaranty substantially in the form of Exhibit G.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Guarantor” shall mean, at any time, each Wholly-Owned Domestic Subsidiary that is a party to the Subsidiaries Guaranty at such time.

“Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Term Loan” and “Term Loans” each shall have the meaning provided in Section 2.01.

“Term Note” and “Term Notes” each shall have the meaning provided in Section 2.05(a).

“Term SOFR” shall mean,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.

“Ticking Fee” shall have the meaning provided in Section 4.01(a).

“Total Commitment” shall mean, at any time, the sum of the Commitments of all of the Lenders. As of the Effective Date, the aggregate amount of the Total Commitment is $400,000,000.

“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a SOFR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Liability” of any Plan means the amount, if any, by which the actuarial present value of the accumulated benefits under the Plan as of the close of its most recent plan year each exceeds the value of the assets allocable thereto, each determined in accordance with the funding requirements set forth under Section 412 of the Code, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(b)(ii)(B)(iii).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“VIE Transaction” shall mean a transaction between the Borrower or any Subsidiary and a Person where such Person is, because of the nature of such transaction and the relationship of the parties, a variable interest entity under FIN 46(r).

“Voting Participant” shall have the meaning provided for in Section 13.04(a).

“Voting Participant Notification” shall have the meaning provided for in Section 13.04(a).

“Wells Fargo” shall mean Wells Fargo Bank, National Association.

“WF Securities” shall mean Wells Fargo Securities, LLC.

“Wholly-Owned Domestic Subsidiary” of any Person shall mean each Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and shares of a Foreign Subsidiary required by law to be held by a citizen or resident of the jurisdiction of organization thereof) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time.

“Withholding Taxes” shall have the meaning provided in Section 5.04(a).

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (iii) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and permitted assigns and (B) the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, (iv) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(c) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Administrative Agent pursuant to Sections 9.01(a) and 9.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(d) If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the Borrower and Required Lenders enter into a mutually acceptable amendment addressing such changes in accordance herewith.

(e) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(f) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(g) For the avoidance of doubt, any Indebtedness of the Borrower or any of its Subsidiaries in respect of which a notice of prepayment or redemption has been delivered in connection with the transactions contemplated hereby and for which the Borrower or any of its Subsidiaries has deposited cash with or for the benefit of the trustee or holder of such debt to fund such repayment or redemption shall be considered repaid or redeemed for purposes of the Credit Documents.

1.03 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.04 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2. Amount and Terms of Credit.

2.01 Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make a term loan (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower in a single advance on any Business Day on or after the Effective Date and during the Availability Period, in an amount not to exceed, for each Lender, the amount of such Lender’s Commitment, which Term Loans (i) shall be denominated in Dollars and (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or SOFR Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Term Loans shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight Borrowings of SOFR Loans in the aggregate.

2.03 Notice of Borrowing. Whenever the Borrower desires to incur Term Loans hereunder, an Authorized Representative of the Borrower shall give the Administrative Agent at the Notice Office prior written notice not later than (unless otherwise consented to by the Administrative Agent in its sole and absolute discretion) 11:00 A.M. (New York time) on the date of each Base Rate Loan incurred hereunder, and not later than 11:00 A.M. (New York time) on the third Business Day prior to each SOFR Loan incurred hereunder. Such written notice (the “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be given by an Authorized Representative of the Borrower in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Term Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Term Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, SOFR Loans and, if SOFR Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.04 Disbursement of Funds. No later than 12:00 Noon (New York time) on the date specified in the Notice of Borrowing (or in the case of Term Loans to be maintained as Base Rate Loans, no later than 2:00 P.M. (New York time) on the date specified in the Notice of Borrowing), each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders ((x) for SOFR Loans, prior to 1:00 P.M. (New York time) on such day, to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York time) on such day and (y) for Base Rate Loans, prior to 3:00 P.M. (New York time) on such day, to the extent of funds actually received by the Administrative Agent prior to 2:00 P.M. (New York time) on such day). Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of such Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make a Term Loan hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make a Term Loan hereunder.

2.05 Term Notes.

(a) The Borrower’s obligation to pay the principal of, and interest on, the Term Loan made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.17 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a “Term Note” and, collectively, the “Term Notes”).

(b) The Term Note issued to each Lender shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Effective Date (or, if issued to an Eligible Transferee after the Effective Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Commitment of such Lender and be payable in the principal amount of the outstanding Term Loan evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and SOFR Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01 and repayment as provided in Section 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) [Reserved].

(d) Each Lender will note on its internal records the amount of the Term Loan made by it and each payment in respect thereof and prior to any transfer of its Term Note will endorse on the reverse side thereof the outstanding principal amount of Term Loan evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Term Loan.

(e) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Term Notes shall only be delivered to Lenders which at any time (or from time to time) specifically request the delivery of such Term Notes. No failure of any Lender to request or obtain a Term Note evidencing its Term Loan to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Term Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Term Note evidencing its outstanding Term Loan shall in no event be required to make the notations otherwise described in preceding clause (d). At any time when any Lender requests the delivery of a Term Note to evidence its Term Loan, the Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Term Note in the appropriate amount or amounts to evidence such Term Loan.

2.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans made pursuant to one or more Borrowings of one or more Types of Term Loans into a Borrowing of another Type of Term Loans, provided that (i) no partial conversion of SOFR Loans shall reduce the outstanding principal amount of such SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders specifically otherwise agree in writing, Base Rate Loans may only be converted into SOFR Loans if no Event of Default is in existence on the date of the conversion and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of SOFR Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) at least three Business Days’ prior notice (each a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Term Loans to be so converted, the Borrowing or Borrowings pursuant to which such Term Loans were made and, if to be converted into SOFR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion.

2.07 Pro Rata Borrowings. The Borrowing of Term Loans under this Agreement on the Funding Date shall be incurred from the Lenders pro rata on the basis of their Commitments; and any subsequent Borrowing of Term Loans resulting from a conversion of Term Loans in accordance with Section 2.06 shall be incurred from the Lenders pro rata on the basis of such Lenders’ respective Percentages of the Term Loans subject to such subsequent Borrowing. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make a Term Loan hereunder and that each Lender shall be obligated to make a Term Loan provided to be made by it hereunder, regardless of the failure of any other Lender to make a Term Loan hereunder.

2.08 Interest.

(a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a SOFR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each SOFR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such SOFR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus Term SOFR for such Interest Period.

(c) Overdue principal, fees owing under Section 4 and, to the extent permitted by law, overdue interest in respect of each Term Loan shall, in each case, bear interest at a rate per annum equal to (x) in the case of Term Loans, the rate which is 2% in excess of the rate then borne by such Term Loans and (y) otherwise, the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan (x) quarterly in arrears on each Quarterly Payment Date, (y) in the case of a repayment in full of all outstanding Base Rate Loans, on the date of such repayment or prepayment, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each SOFR Loan (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (y) on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine Term SOFR for each Interest Period applicable to the respective SOFR Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(f) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.09 Interest Periods. At the time the Borrower gives the Notice of Borrowing or a Notice of Conversion/Continuation in respect of the making of, or conversion into, any SOFR Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such SOFR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by having an Authorized Representative of the Borrower give the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such SOFR Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six-month period, provided that, in each case:

  (i) all SOFR Loans comprising a Borrowing shall at all times have the same Interest Period;

  (ii) the initial Interest Period for any SOFR Loan shall commence on the date of Borrowing of such SOFR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such SOFR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

  (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

  (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a SOFR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

  (v) unless otherwise agreed in writing by the Required Lenders, no Interest Period may be selected at any time when any Event of Default is then in existence;

  (vi) no Interest Period in respect of any Borrowing of SOFR Loans shall be selected which extends beyond the Maturity Date; and

  (vii) the selection of Interest Periods shall be subject to the provisions of Section 2.02.

If upon the expiration of any Interest Period applicable to a Borrowing of SOFR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such SOFR Loans as provided above, the Borrower shall be deemed to have elected to convert such SOFR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, Benchmark Replacement Setting, etc.

(a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent or the Required Lenders, as set forth below):

  (i) (x) on any Interest Determination Date that, by reason of any changes arising after the Effective Date, the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Term SOFR or (y) the Administrative Agent is advised by the Required Lenders that Term SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans; or

  (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any SOFR Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of Term SOFR and/or (y) other circumstances arising since the Effective Date affecting such Lender or the position of such Lender in such market (including Term SOFR with respect to such SOFR Loan does not adequately and fairly reflect the cost to such Lender of funding such SOFR Loan); provided however, that this Section 2.10(a)(ii) shall apply only to Taxes (other than (A) Withholding Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) with respect to the Administrative Agent or any Lender, Taxes on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, in each case, imposed as a result of a present or former connection between such Administrative Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent or Lender having executed, delivered or become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document)) on such Lender’s loans, loan principle, letters of credit, commitments, or other obligations, or its deposits, reserves, or other liabilities or capital attributable thereto; or

  (iii) at any time, that the making or continuance of any SOFR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice in writing to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, SOFR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and the Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to SOFR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Borrower by such Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law. Each of the Administrative Agent and each Lender agrees that if it gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower and, in the case of any such Lender, the Administrative Agent, if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to a Lender, the obligations of such Lender to make SOFR Loans and to convert Base Rate Loans into SOFR Loans on the terms and conditions contained herein shall be reinstated.

(b) At any time that any SOFR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a SOFR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected SOFR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent written notice on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected SOFR Loan is then outstanding, upon at least one Business Day’s written notice to the Administrative Agent, require the affected Lender to convert such SOFR Loan into a Base Rate Loan at the end of the then current Interest Period or at such earlier date as may be required to eliminate such circumstance or to comply with applicable law, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity requirements, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its Term Loan or obligations hereunder, then the Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give written notice thereof to the Borrower, which notice shall show the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on

Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(e) Benchmark Replacement Setting:

  (i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

  (ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

  (iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.10(e)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10(e).

  (iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

  (v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Loan, or conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

  (vi) Definitions. As used in this Section 2.10(e):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.10(e)(iv).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10(e).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)	Daily Simple SOFR; and

(b)

the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with this Section 2.10(e) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with this Section 2.10(e).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

2.11 Compensation. The Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the amount of such compensation, which such written request shall be conclusive absent demonstrable error), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, SOFR Loans does not occur on a date specified therefor in the Notice of Borrowing or a Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any repayment (including any repayment made pursuant to Sections 2.13, 5.01, 5.02, 13.12(b) or as a result of an acceleration of the Term Loans pursuant to Section 11) or conversion of any of its SOFR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay SOFR Loans when required by the terms of this Agreement or any Term Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12 Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii) or Section 2.10(c) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for its Term Loan, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04.

2.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make a Term Loan, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 2.10(d) or Section 5.04 with respect to any Lender which results in such Lender requesting reimbursement by the Borrower or (z) as provided in Section 13.12(b) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Event of Default then exists (or, in the case of preceding clause (z) will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire the Commitment (if any) or outstanding Term Loan (if any) of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued and unpaid interest on, the Term Loan of the Replaced Lender, and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, and (ii) all Obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Term Note executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 13.01 and 13.06), which shall survive as to such Replaced Lender.

2.14 [Reserved].

2.15 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

  (i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 13.12;

  (ii) Any payment of principal, interest, fees (including all Fees) or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.02 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders on a pro rata basis. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

  (iii) the Borrower shall not be required to pay any Ticking Fee to such Defaulting Lender pursuant to Section 4.01(a).

(b) If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3. [Reserved].

SECTION 4. Ticking Fee; Other Fees; Reductions of Commitment.

4.01 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a ticking fee (each, a “Ticking Fee”) for the account of such Non-Defaulting Lenders for the period from the Effective Date through and including the last day of the Availability Period computed at a rate per annum equal to the Applicable Ticking Fee Percentage on the Commitment of such Non-Defaulting Lender (as in effect from time to time). Accrued Ticking Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the last day of the Availability Period (including, for the avoidance of doubt, on the Funding Date).

(b) The Borrower agrees to pay to the Administrative Agent (for its own account or for the account of the Agents and/or the Lenders, as applicable) or a Lead Arranger, as applicable, such fees as may be agreed to in writing from time to time (including pursuant to the Fee Letter) by the Borrower and the Administrative Agent and/or such Lead Arranger.

4.02 Optional Commitment Reductions.

(a) Upon at least three Business Days’ prior notice from an Authorized Representative of the Borrower to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate or partially reduce the Total Commitment, provided that any partial reduction pursuant to this Section 4.02(a) shall be in an amount of at least $5,000,000 (or, if less, the entire outstanding amount of the Total Commitment) or, if greater, in integral multiples of $1,000,000. Any such notice of termination or reduction of the Total Commitment may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may be revoked by the Borrower (by written notice from an Authorized Representative of the Borrower to the Administrative Agent at the Notice Office on or prior to 2:00 P.M. (New York time) on the specified effective date) if such condition is not satisfied. Each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, subject to its compliance with the requirements of Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate the Commitment of such Lender, so long as all Fees and other amounts owing to such Lender are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts), and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 13.01 and 13.06), which shall survive as to such repaid Lender.

4.03 Mandatory Termination of Commitments. The Total Commitment (and the Commitment of each Lender) shall be automatically and permanently reduced to zero and terminated upon the expiration of the Availability Period.

SECTION 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay the Term Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) an Authorized Representative of the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice of the Borrower’s intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice of their intent to prepay SOFR Loans, the amount of such prepayment and the Type of Term Loans to be prepaid and, in the case of SOFR Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000, provided that if any partial prepayment of SOFR Loans made pursuant to any Borrowing shall reduce the outstanding SOFR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of SOFR Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; and (iii) each prepayment in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans, provided that subject to Section 2.15, at the Borrower’s election in connection with any prepayment of Term Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to the prepayment of a Term Loan of a Defaulting Lender. Any such notice of prepayment may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may be revoked by the Borrower (by written notice from an Authorized Representative of the Borrower to the Administrative Agent at the Notice Office on or prior to 2:00 P.M. (New York time) on the specified effective date) if such condition is not satisfied.

(b) In the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ written notice by an Authorized Representative of the Borrower to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay the Term Loan of such Lender, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b) so long as the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) have been obtained.

5.02 Repayment. All then outstanding Term Loans shall be repaid in full on the Maturity Date.

5.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Term Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 PM (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or under any Term Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04 Net Payments; Taxes.

(a) All payments by or on account of any obligation of any Credit Party hereunder or under any Term Note or any other Credit Document will be made without setoff, counterclaim or other defense. Except as required by applicable law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes now or hereafter imposed by any jurisdiction or by any political subdivision or Governmental Authority thereof or therein with respect to such payments (but excluding any Excluded Taxes) (all such non-excluded Taxes being referred to collectively as “Withholding Taxes”). If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding. If any Withholding Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Withholding Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any other Credit Document or under any Term Note, after withholding or deduction for or on account of any Withholding Taxes (including such withholdings and deductions applicable to additional sums payable under this Section), will not be less than the amount provided for herein or in such Credit Document or in such Term Note. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Withholding Taxes is due pursuant to applicable law certified copies of Tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender or Administrative Agent, and reimburse such Lender or Administrative Agent upon its written request, for the amount of any Withholding Taxes (including Withholding Taxes imposed or asserted on or attributable to amounts payable under this Section) so levied or imposed and paid by such Lender or Administrative Agent or required to be deducted or withheld from a payment to such Lender or Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Withholding Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b) (i) Any Lender that is entitled to an exemption from or reduction of Withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.04(b)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup Withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal Withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal Withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal Withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal Withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

  (iii) On or before the date on which the Administrative Agent (including any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two executed copies of either (a) IRS Form W-9 or (b) with respect to amounts received on its own account, IRS Form W-8ECI and with respect to amounts received on account of any Lender, IRS Form W-8IMY certifying that it is a U.S. branch that has agreed to be treated as a “United States Person” as defined in Section 7701(a)(30) of the Code for U.S. federal Tax purposes or a qualified intermediary that has agreed to assume primary withholding obligations for Chapter 3 and Chapter 4 of the Code with respect to payments received by it from the Borrower in its capacity as Administrative Agent, as applicable.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(c) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.04 (including by the payment of additional amounts pursuant to this Section 5.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (c) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (c), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (c) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Withholding Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Withholding Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) For purposes of this Section 5.04, the term “applicable law” includes FATCA.

SECTION 6. Conditions Precedent to the Effective Date. The effectiveness of this Agreement on the Effective Date is subject to the satisfaction of the following conditions:

6.01 No Default or Event of Default. Both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the incurrence and application of the Term Loans (if any) on the Effective Date and the effectiveness of this Agreement, there shall exist no Default or Event of Default.

6.02 Representations and Warranties. On and as of the Effective Date immediately before and after giving effect to the incurrence of Term Loans (if any) on the Effective Date and the application of the proceeds thereof and as of the effectiveness of this Agreement, all representations and warranties contained herein and in the other Credit Documents shall be true and correct (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).

6.03 Credit Documents. The Administrative Agent shall have received (a) this Agreement, executed and delivered by a duly authorized officer of the Borrower, the Administrative Agent and each Lender and (b) a Term Note, executed and delivered by the Borrower in favor of each Lender that has requested a Term Note at least two Business Days prior to the Effective Date.

6.04 Secretary’s Certificate. The Administrative Agent shall have received with respect to the Borrower: (a) copies of the Organizational Documents of the Borrower (including each amendment thereto) certified as of a date reasonably near the Effective Date as being a true and complete copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which the Borrower is organized, (b) a certificate of the secretary or assistant secretary of the Borrower dated the Effective Date and certifying (i) that attached thereto is a true and complete copy of the Organizational Documents of the Borrower as in effect on the Effective Date, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of the Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) that no amendment or other document relating to or affecting the amended and restated articles of incorporation of the Borrower has been authorized or become effective or has been filed in the office of the Secretary of State of the State of Georgia, and no action has been taken by the Borrower, its shareholders, directors or officer to amend the amended and restated articles of incorporation of the Borrower, or in contemplation of the merger, liquidation or dissolution of the Borrower and (iv) as to the incumbency and specimen signature of each Person authorized to execute any Credit Document or any other document delivered in connection herewith on behalf of the Borrower, (c) a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate pursuant to clause (b) above and (d) a copy of the certificate of good standing of the Borrower from the Secretary of State or other applicable Governmental Authority of the jurisdiction in which the Borrower is organized (dated as of a date reasonably near the Effective Date).

6.05 Effective Date Certificate. The Administrative Agent shall have received a certificate dated the Effective Date from the chief financial officer or treasurer of the Borrower, confirming satisfaction of the conditions set forth in Sections 6.01, 6.02 and 6.10.

6.06 Legal Opinion. The Administrative Agent shall have received a customary legal opinion of Jones Day, special counsel to the the Borrower. Such legal opinion shall (a) be dated as of the Effective Date, (b) be addressed to the Administrative Agent and each Lender party hereto on the Effective Date and (c) cover such matters relating to the Credit Documents and the transactions contemplated hereby as the Administrative Agent may reasonably require. The Borrower hereby instructs such counsel to deliver such legal opinion to the Adminstrative Agent and each Lender.

6.07 Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a financial officer of the Borrower, setting forth the conclusions that, immediately after giving effect to the transactions hereunder on the Effective Date and the incurrence of the Term Loans (if any) and all other indebtedness incurred or to be incurred on the Effective Date, each of the Borrower and the Borrower and its Subsidiaries, taken as a whole, is or are not insolvent and will not be rendered insolvent, and will not be left with unreasonably small capital with which to engage in its or their businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature.

6.08 Fees and Expenses. All reasonable out-of-pocket costs, fees, expenses (in the case of legal fees and expenses, limited to the reasonable and documented fees and expenses of a single external counsel to the Lead Arrangers and the Administrative Agent) and other compensation contemplated hereby (including under the Fee Letter), payable to Administrative Agent, the Lead Arrangers and the Lenders, shall have been paid to the extent invoiced in writing to the Borrower at least one business day prior to, and due as of, the Effective Date, or the Lead Arrangers will be reasonably satisfied with the arrangements made for paying the same.

6.09 KYC; Beneficial Ownership Certification. The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations in respect of the Borrower, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, that has been reasonably requested by the Lead Arrangers at least five business days prior to the Effective Date.

6.10 No Material Adverse Effect. Both immediately before and immediately after giving effect to the incurrence (if any) of Term Loans hereunder on the Effective Date and the application of the proceeds therefrom and the effectiveness of this Agreement, since January 3, 2026, there shall not have occurred any event, condition or circumstance that, individually or in the aggregate with such other events, conditions or circumstances, has had, or could reasonably be expected to have, a material adverse effect on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

SECTION 7. Conditions Precedent to Funding Date. The obligation of each Lender to make a Term Loan is subject to the satisfaction of only the following conditions:

7.01 Occurrence of Effective Date. The occurrence of the Effective Date (it being understood and agreed, for the avoidance of doubt, that the Effective Date and the Funding Date may occur on the same date so long as the conditions set forth in Section 6 and this Section 7 are satisfied on such day).

7.02 No Default or Event of Default; Representations and Warranties. On the Funding Date immediately after giving effect to the funding of the Term Loans on the Funding Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein (other than the representations and warranties set forth in Sections 8.05(b), 8.06 and 8.10, which shall be required to be true and correct on the Funding Date only if (x) the Debt Rating is below both Baa3 from Moody’s and BBB- from S&P, (y) the Borrower (for any reason) does not have a current Debt Rating from either Moody’s or S&P or (z) (1) the Debt Rating is below either Baa3 from Moody’s or BBB- from S&P and (2) the Borrower (for any reason) does not have a current Debt Rating from either Moody’s or S&P) and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Funding Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).

7.03 Notice of Borrowing. Prior to the making of each Term Loan, the Administrative Agent shall have received the notice required by Section 2.03.

The acceptance of each Term Loan shall constitute a representation and warranty by the Borrower to the Agents and each of the Lenders that all the conditions specified in Section 7 and applicable to the funding of the Term Loans have been satisfied as of that time.

SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Term Loans as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the occurrence of the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Term Notes and the making of the Term Loans:

8.01 Corporate Status. The Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited liability company or partnership, as the case may be, in good standing under the laws of the jurisdiction of its organization or formation, (ii) has the corporate, limited liability company or partnership power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualifications, except with respect to clauses (i), (ii) and (iii) as, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect.

8.02 Corporate Power and Authority. Each Credit Party has the corporate, limited liability company or partnership power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, limited liability company or partnership action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) except as would not result in a Material Adverse Effect, will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the material properties or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate or Articles of Incorporation or By-Laws (or equivalent organizational documents) of the Borrower or any of its Subsidiaries.

8.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing (other than filings with the SEC), recording or registration with or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc.

(a) (i) The audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year of the Borrower ended January 3, 2026, and the related consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for the fiscal year of the Borrower ended on such date, copies of which have been furnished or otherwise made available to the Lenders prior to the Effective Date and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarters of the Borrower ended on April 19, 2025, July 12, 2025 and October 4, 2025, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal quarters of the Borrower ended on such dates, copies of which have been furnished or otherwise made available to the Lenders prior to the Effective Date, in each case, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at the respective dates of such balance sheets and the results of the operations of the Borrower and its Subsidiaries for the periods covered thereby. All of the foregoing financial statements have been prepared in accordance with GAAP consistently applied (except, in the case of the aforementioned unaudited financial statements, for normal year-end and audit adjustments and the absence of footnotes).

(b) Since January 3, 2026, there has been no condition or circumstance that, individually or in the aggregate with such other conditions or circumstances, has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) On and as of the Effective Date and the Funding Date, on a pro forma basis after giving effect to the transactions contemplated by this Agreement and the other Credit Documents and to all Indebtedness (including the Term Loans) being incurred or assumed, with respect to each of the Borrower and the Borrower and its Subsidiaries taken as a whole, (x) the sum of its or their assets (including goodwill), at a fair valuation, will exceed its or their debts; (y) it or they have not incurred and do not intend to incur, nor believe that it or they will incur, debts beyond its or their ability to pay such debts as such debts mature; and (z) it or they will have sufficient capital with which to conduct its or their business. For purposes of this Section 8.05(c), “debt” means any liability on a claim and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(d) Except as disclosed in the financial statements referred to in Section 8.05(a) or in any SEC filing of the Borrower prior to the Effective Date, incurred in the ordinary course of business or created by the transactions contemplated by this Agreement and the other Credit Documents, there were, as of the Effective Date, no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which would, under GAAP, be required to be disclosed on consolidated financial statements (or footnotes thereto) of the Borrower and its Subsidiaries if same had been prepared as of the Effective Date. In addition, as of the Effective Date, there are no liabilities or obligations (other than those incurred in the ordinary course of business) with respect to the Borrower or any of its Subsidiaries of any nature whatsoever not required to be disclosed in such financial statements in accordance with GAAP that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or threatened in writing (i) with respect to any Credit Document or (ii) that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

8.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to any Agent or any Lender (including, without limitation, all factual information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at the time such information was provided; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Borrower represents only that such information has been prepared in good faith based on assumptions believed by the Borrower to be reasonable. As of the Effective Date, the information included in the Beneficial Ownership Certification (if any) is true and correct in all respects.

8.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Term Loans shall be used by the Borrower to, together with cash on hand, (i) finance the repayment in full of the Indebtedness outstanding under the 2026 Notes (the date on which such repayment in full occurs, the “2026 Notes Refinancing Date”) and (ii) pay fees, costs and expenses in connection with the execution and delivery of the Credit Documents, the execution and delivery on the Effective Date of an amendment to the Existing Revolving Credit Agreement, and the transactions described in the foregoing clause (a)(i).

(b) Neither the making of any Term Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of the Margin Regulations. On the Funding Date and after giving effect to the funding of the Term Loans on the Funding Date (including after giving effect to the application of proceeds therefrom), no more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, constitutes Margin Stock.

(c) No part of the proceeds of any Term Loan will be used, directly or indirectly, to provide anything of value to any officer or employee of a foreign (non-U.S.) governmental entity or authority, any foreign (non-U.S.) political party, any officer or employee of a foreign (non-U.S.) political party, any candidate for foreign (non-U.S.) political office, any officer or employee of an international organization, and any officer or employee of a foreign (non-U.S.) government or state-owned or controlled entity (collectively referred to as “Foreign Official”), to obtain, retain, or direct business, secure any improper advantage, or influence any act or decision within the scope of that Foreign Official’s lawful duty, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the UK Bribery Act 2010 or any other applicable anti-bribery or anti-corruption laws.

8.09 Tax Returns and Payments. The Borrower and each of its Subsidiaries has timely filed or caused to be timely filed, on the due dates thereof (including applicable extensions) or within applicable grace periods, with the appropriate Governmental Authority, all material Federal, state, foreign and other returns, statements, forms and reports for Taxes required to be filed by or with respect to the income, properties or operations of the Borrower and its Subsidiaries. Each of the Borrower and each of its Subsidiaries has paid all Taxes and assessments payable by it which have become due, other than (a) those contested in good faith and for which reserves have been established in accordance with GAAP or (b) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, (a) there is no action, suit, proceeding, investigation, audit, or claim now pending or threatened in writing by any authority regarding any material Taxes relating to the Borrower or its Subsidiaries and (b) neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods not to be subject to the normally applicable statute of limitations.

8.10 Compliance with ERISA.

(a) (i) Each Plan is in compliance in all material respects with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Multiemployer Plan is insolvent; no Plan has an Unfunded Liability; neither the Borrower nor any of its respective Subsidiaries nor any ERISA Affiliate has (A) failed to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (B) failed to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (C) filed any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made; or (D) has incurred any liability (other than contributions by the Borrower or an ERISA Affiliate timely made in accordance with minimum funding requirements under Section 412 of the Code and in accordance with the requirements of Section 515 of ERISA) to or on account of a Plan and/or a Multiemployer Plan pursuant to Section 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened in writing; none of the Borrower, any of its respective Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan; (ii) and in each case in clause (a)(i) above, no liability, individually, or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(b) Except as would not individually or in the aggregate have a Material Adverse Effect, each Foreign Pension Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

8.11 Properties. The Borrower and each of its Subsidiaries has good and valid title to all properties owned by them, including all property reflected in the balance sheets referred to in Sections 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or otherwise as permitted hereunder), free and clear of all Liens other than Permitted Liens.

8.12 [Reserved].

8.13 Compliance with Statutes, etc.. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.14 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.15 Sanctions. Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any of its Affiliates and their respective directors, officers, employees and agents: (a) is, or is owned or controlled by, a person, group or entity that is (i) the subject of any Sanctions, or (ii) is located, organized or resident in a country or territory that is the subject of Sanctions; (b) has engaged, or will engage, in any dealings or transactions with or for the benefit of any person, group or entity, or in any country or territory, that at the time of the dealing or transaction was the subject of Sanctions; (c) is in violation of any Sanctions Laws or the USA PATRIOT Act; (d) is engaged in or will engage in any transaction contemplated by this Agreement that evades or avoids, or has the purpose of evading or avoiding, or violates or attempts to violate, any of the prohibitions set forth in any Sanctions Laws or the USA PATRIOT Act; and (e) will, directly or indirectly, use the proceeds of the transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any other person, in any manner that violates any Sanctions Laws applicable to any party hereto or the USA PATRIOT Act, including for the purpose of funding, financing or facilitating (i) any activities of, or business with, any person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

8.16 Environmental Matters. Except to the extent that any matter described below in this Section 8.16, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits required under such Environmental Laws; (ii) there are no Environmental Claims pending or threatened in writing against the Borrower or any of its Subsidiaries or any Real Property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries; and (iii) there are no facts, circumstances, or conditions relating to the past or present business or operations of the Borrower or any of its Subsidiaries (including the disposal of any wastes, hazardous substances or other materials), or to any Real Property at any time owned, leased, operated or occupied by the Borrower or any of its Subsidiaries that, to the knowledge of the Borrower, could reasonably be expected to (A) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such currently owned Real Property, or (B) to cause any such currently owned Real Property to be subject to any restriction on the ownership, occupancy, use or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Laws.

8.17 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or threatened in writing against any of them, before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or threatened in writing against the Borrower or any of its Subsidiaries and (iii) to the knowledge of the Borrower after due inquiry, no union representation proceeding pending with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as have not had, and could not reasonably be expected to have, a Material Adverse Effect.

8.18 Patents, Licenses, Franchises and Formulas. The Borrower and its Subsidiaries own or have valid licenses to use all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and have obtained assignments of all leases and other rights of whatever nature, reasonably necessary for the present conduct of their business, without any known conflict with the rights of others except for such failures and conflicts which have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.19 [Reserved].

8.20 Anti-Corruption; Etc.. Neither the Borrower nor any of its Subsidiaries, and to the knowledge of the Borrower, any of their respective directors, officers, employees, agents, or representatives or any other persons acting on their behalf (in their respective capacity as such) have, in the course of their actions for, or on behalf of Borrower or its Subsidiaries in the past five years, directly or indirectly, taken any action that violates in any material respect any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption laws.

SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Term Loans and Term Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall provide to the Lenders):

(a) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three fiscal quarters in each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Subsidiaries, in each case, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and consolidated statements of cash flows, in each case for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case, setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by a financial officer of the Borrower, subject to normal year-end and audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods (it being understood and agreed that the delivery of such management’s discussion and analysis as contained in the Borrower’s quarterly report on Form 10-Q shall satisfy the requirement contained in this clause (ii)).

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Subsidiaries, in each case, as of the end of such fiscal year and the related consolidated statements of income and retained earnings and consolidated statements of cash flows, in each case for such fiscal year setting forth comparative figures for the preceding fiscal year and certified (x) in the case of such consolidated financial statements, by PricewaterhouseCoopers LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, and (y) in the case of such financial statements, by a financial officer of the Borrower and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year (it being understood and agreed that the delivery of such management’s discussion and analysis as contained in the Borrower’s annual report on Form 10-K shall satisfy the requirement contained in this clause (ii)).

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.01(a) and (b), a certificate of an Authorized Representative of the Borrower in the form of Exhibit J to the effect that, to the best of such Authorized Representative’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 10.01(xiii), 10.05(v), 10.07 and 10.08 at the end of such fiscal quarter or year, as the case may be.

(d) Notice of Default or Event of Default; Notice of Litigation. Promptly, and in any event within three Business Days (or five Business Days in the case of following clause (ii)) after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, or (ii) any litigation or governmental investigation or proceeding pending or threatened in writing (x) against the Borrower or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document.

(e) Environmental Matters. Promptly upon, and in any event within ten Business Days after, the Borrower obtains knowledge thereof, notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

  (i) any Environmental Claim pending or threatened in writing against the Borrower or any of its Subsidiaries or any Real Property owned or operated or occupied by the Borrower or any of its Subsidiaries;

  (ii) any condition or occurrence on or arising from any Real Property owned or operated or occupied by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

  (iii) any condition or occurrence on any Real Property owned or operated or occupied by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or such Subsidiary of such Real Property under any Environmental Law; and

  (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated or occupied by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower will provide the Administrative Agent (which shall provide to the Lenders) with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 9.01(e), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent.

(f) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any successor thereto (the “SEC”).

Documents required to be delivered pursuant to Section 9.01(a) or (b), this clause (f) or clause (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered to the Administrative Agent on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet; or (ii) on which such documents are posted on a United States government website or on the Borrower’s behalf on an Internet or intranet website, if any, in each case, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(g) Debt Rating. Promptly upon, and in any event within five Business Days after, an Authorized Representative of the Borrower obtains knowledge of any change by Moody’s or S&P in any Debt Rating, notice of such change.

(h) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or Lender (through the Administrative Agent) reasonably requests in writing. Notwithstanding anything to the contrary in this Section 9.01(h), none of the Borrower or any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(i) Beneficial Ownership Certification. The Borrower will, and will cause its Subsidiaries to, (i) notify the Administrative Agent and each Lender to which it previously delivered a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (ii) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lenders, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

9.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent (or after the occurrence and during the continuance of an Event of Default any Lender) to visit and inspect, after reasonable notice during regular business hours and under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may request; provided that such visits shall be limited to no more than one such visit per calendar year except during the continuance of an Event of Default. Notwithstanding anything to the contrary in this Section 9.02, none of the Borrower or any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

9.03 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) except as would not individually or in the aggregate have a Material Adverse Effect, keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (ii) maintain insurance on all its property in at least such amounts and against at least such risks and with such deductibles or self-insured retentions as is, in the Borrower’s reasonable judgment, consistent and in accordance with industry practice.

9.04 Corporate Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents used in its business; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets, mergers or other transactions by or among the Borrower or any of its Subsidiaries in accordance with Section 10.02, (ii) the withdrawal by the Borrower or any of the Subsidiaries of its qualification as a foreign corporation or the failure to qualify as a foreign corporation in any jurisdiction which would not in any way materially and adversely affect the Lenders, and where such withdrawals, failures or amendments, as the case may be, have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (iii) the abandonment by the Borrower or any of its Subsidiaries of any rights, franchises, licenses, trademarks, copyrights and patents that the Borrower reasonably determines are not useful to or needed in its or their business, as the case may be.

9.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

9.06 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all Environmental Laws applicable to the Borrower and its Subsidiaries (and the respective businesses conducted by them) and the ownership or use of any Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, and will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith). Furthermore, neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned or operated or occupied by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property. Notwithstanding anything to the contrary contained above, the covenant contained above in this Section 9.06 shall only be violated if the aggregate effect of all failures and noncompliances with respect to the matters described above in this Section 9.06 has had, or could reasonably be expected to have, a Material Adverse Effect.

9.07 ERISA. Except as would not individually or in the aggregate have a Material Adverse Effect, within 30 days after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent, and the Administrative Agent shall promptly forward to each Lender, a certificate of an Authorized Representative of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, such Subsidiary, the ERISA Affiliate, the PBGC, or a Plan or Multiemployer Plan participant, or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred; (ii) that Borrower, any of its respective Subsidiaries or any ERISA Affiliate (A) failed to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (B) failed to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or (C) filed any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made; (iii) that a Plan and/or Multiemployer Plan has been or is reasonably expected to be terminated, partitioned, or declared insolvent under Title IV of ERISA; (iv) that a Plan and/or a Multiemployer Plan has an Unfunded Liability giving rise to a lien under ERISA or the Code; (v) that proceedings are likely to be or have been instituted or notice has been given to terminate or appoint a trustee to administer a Plan or a Multiemployer Plan; (vi) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan if material in amount; (vii) that the Borrower, any of its Subsidiaries, or any ERISA Affiliate will or is reasonably expected to incur any liability (other than for contributions by the Borrower or an ERISA Affiliate timely made in accordance with the minimum funding requirements under Section 412 of the Code and in accordance with the requirements of Section 515 of ERISA) (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29) of the Code which could reasonably be expected to have a Material Adverse Effect; or that the Borrower or any Subsidiary is reasonably expected to incur any liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) which liability, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Upon request, the Borrower will deliver to each of the Lenders a complete copy of the annual report (Form 5500) of each Plan required to be filed with the U.S. Department of Labor. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of such annual reports and any material notices received by the Borrower or any of its Subsidiaries or any ERISA Affiliate with respect to any Plan and/or Multiemployer Plan and/or Foreign Pension Plan shall be delivered to the Lenders no later than 30 days after the date such report has been requested or such notice has been received by the

Borrower, such Subsidiary or such ERISA Affiliate, as applicable. The Borrower and each of its applicable Subsidiaries shall ensure that each Foreign Pension Plan administered by it or into which it makes payments obtains or retains (as applicable) registered status under, and as and to the extent required by, applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.08 End of Fiscal Years; Fiscal Quarters. The Borrower shall cause (i) each of its fiscal years to end on the Saturday closest to December 31 of each year and (ii) each of its fiscal quarters to end on the date which is sixteen weeks after the last day of the previous fiscal year, twenty-eight weeks after the last day of the previous fiscal year, forty weeks after the last day of the previous fiscal year and the date of the end of the respective fiscal year.

9.09 Payment of Taxes. The Borrower will pay and discharge, or cause to be paid and discharged, and will cause each of its Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis and prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim (a) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.10 Subsidiaries Guaranty; Additional Subsidiary Guarantors.

(a) Notwithstanding anything to the contrary contained herein if (x) the Debt Rating falls below both Baa3 from Moody’s and BBB- from S&P, (y) the Borrower fails (for any reason) to obtain and maintain a Debt Rating from either Moody’s or S&P or (z) (1) the Debt Rating falls below either Baa3 from Moody’s or BBB- from S&P and (2) the Borrower fails (for any reason) to obtain and maintain a Debt Rating from either Moody’s or S&P then, following any such event described in preceding clauses (x), (y) or (z), the Borrower shall promptly (and in any event within 60 days following such event or such later date as is acceptable to the Administrative Agent in its sole discretion) deliver to the Administrative Agent (i) a schedule that sets forth the correct legal name of each Subsidiary of the Borrower, the direct and indirect (if any) owner of each such Subsidiary and whether each such Subsidiary is a Wholly-Owned Domestic Subsidiary and (ii) a Subsidiaries Guaranty duly authorized, executed and delivered by each Subsidiary of the Borrower required to be a Subsidiary Guarantor under Section 9.10(b). Without limiting the foregoing requirements, if at any time any Subsidiary becomes a Subsidiary Guarantor (as defined in the Existing Revolving Credit Agreement), simultaneously upon such Subsidiary becoming a Subsidiary Guarantor (as defined in the Existing Revolving Credit Agreement), the Borrower shall deliver to the Administrative Agent a Subsidiaries Guaranty duly authorized, executed and delivered by such Subsidiary. If a Subsidiary Guaranty has been delivered pursuant to this Section 9.10(a) and thereafter (A) none of the conditions set forth in clauses (x), (y) or (z) exist, the Subsidiary Guarantors shall be released therefrom or (B) the circumstances set forth in Section 21(a) of the Subsidiaries Guaranty with respect to any Subsidiary Guarantor exist, such Subsidiary Guarantor shall be released therefrom (and, in either case, the Administrative Agent shall, upon the Borrower’s request and at the Borrower’s sole cost and expense (and is hereby instructed by the Lenders to), execute such documents as are reasonably necessary to effectuate such release).

(b) So long as the Subsidiaries Guaranty is in effect (or is required pursuant to Section 9.10(a)), the Borrower agrees to cause each of its Wholly-Owned Domestic Subsidiaries (other than an Excluded Domestic Subsidiary) to promptly (and in any event within 60 days with respect to any newly acquired or created Wholly-Owned Domestic Subsidiary (other than any Excluded Domestic Subsidiary) after the date a Subsidiary Guaranty is required pursuant to Section 9.10(a), or such later date as is acceptable to the Administrative Agent in its sole discretion) execute and deliver a counterpart of (or, if requested by the Administrative Agent, an assumption agreement or a Joinder Agreement in respect of) the Subsidiaries Guaranty.

9.11 Use of Proceeds. The Borrower will use the proceeds of the Term Loans only as provided in Section 8.08.

SECTION 10. Negative Covenants. The Borrower covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Term Loans and Term Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries); provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, filing, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

  (i) inchoate Liens for Taxes, assessments or governmental charges or levies not yet due and payable or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP in the United States (or the equivalent thereof in any country in which a Foreign Subsidiary is doing business, as applicable);

  (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

  (iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule V, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

  (iv) easements, rights-of-way, restrictions (including zoning restrictions), encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case whether now or hereafter in existence, not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

  (v) Liens arising from the rights of lessors under operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

  (vi) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 11.08;

  (vii) statutory and common law landlords’ liens (or contractual landlords’ liens which are limited solely to the leased premises which are the subject of such contract and fixtures thereon) under leases or subleases to which the Borrower or any of its Subsidiaries is a party;

  (viii) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

  (ix) Liens (other than any Lien imposed by ERISA) incurred in the ordinary course of business of the Borrower or any of its Subsidiaries in connection with workers’ compensation, unemployment insurance and other social security legislation;

  (x) Liens (x) to secure the performance by the Borrower or any of its Subsidiaries of tenders, statutory obligations (other than excise Taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) and securing liability for premiums to insurance carriers or (y) to secure the performance by the Borrower or any of its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices;

  (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

  (xii) Liens on cash deposited or posted by the Borrower or any of its Subsidiaries in connection with any Other Hedging Agreements entered into in the ordinary course of business, and which are bona fide hedging activities and are not for speculative purposes, not in excess of $275,000,000 in the aggregate;

  (xiii) Liens not otherwise permitted pursuant to this Section 10.01 that secure obligations otherwise permitted under this Agreement not exceeding, when added to the aggregate principal amount of unsecured Permitted Subsidiary Indebtedness at any time outstanding, the greater of (1) $250,000,000 and (2) 15% of Consolidated Net Tangible Assets of the Borrower and its Subsidiaries in aggregate principal amount at any time outstanding and which apply to property and/or assets with an aggregate fair market value (as determined in good faith by an Authorized Representative of the Borrower or the Board of Directors of the Borrower) not to exceed at any one time $275,000,000;

  (xiv) sales or other transfers of Receivables pursuant to, and Liens existing or deemed to exist in connection with, Permitted Repurchase Facilities or Permitted Securitizations; and

  (xv) Liens on assets which are presented on the balance sheet of the Borrower or any Subsidiary because of the existence of a VIE Transaction not otherwise prohibited hereunder.

For purposes of determining compliance with this Section 10.01, if a Lien meets, in whole or in part, the criteria of one or more of the categories of Liens (or any portion thereof) permitted in this Section 10.01, the Borrower may, in its sole discretion, classify or divide such Lien (or any portion thereof)

in any manner that complies with this Section 10.01 and will be entitled to only include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

10.02 Consolidations, Mergers, Sales of Assets and Acquisitions.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person, provided that the Borrower and its Subsidiaries may consolidate or merge with or into other Persons so long as (i) both immediately before and immediately after giving effect thereto, no Specified Default or Event of Default shall have occurred and be continuing, (ii) in the case of any consolidation or merger involving the Borrower, the Borrower is the corporation surviving such consolidation or merger, (iii) while the Subsidiaries Guaranty is in effect (or required to be in effect in accordance with the terms of the Credit Documents), in the case of any consolidation or merger involving a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving Person unless the respective Subsidiary Guarantor is consolidating with or merging into the Borrower (in which case the Borrower will be the survivor thereof) and (iv) while the Subsidiaries Guaranty is not in effect (or not required to be in effect in accordance with the terms of the Credit Documents), in the case of any consolidation or merger involving a Wholly-Owned Domestic Subsidiary, a Wholly-Owned Domestic Subsidiary is the surviving Person unless the respective Wholly-Owned Domestic Subsidiary is consolidating with or merging into the Borrower (in which case the Borrower will be the survivor thereof).

(b) The Borrower will not, and will not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 10.02(b) as a “Disposition” and any series of related Dispositions constituting but a single Disposition and the terms “Dispose” and “Disposed of” shall have correlative meanings), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), provided that (A) each of the Borrower and its Subsidiaries may dispose of assets in an arm’s length transaction in any fiscal year having an aggregate fair market value (as determined in good faith by an Authorized Representative of the Borrower or the Board of Directors of the Borrower) not to exceed 20% of the Consolidated Total Assets of the Borrower as determined as of the end of the immediately preceding fiscal year, (B) while the Subsidiaries Guaranty is in effect (or required to be in effect in accordance with the terms of the Credit Documents), the Borrower may make Dispositions to Subsidiary Guarantors and any Subsidiary Guarantor may make Dispositions to the Borrower or any other Subsidiary Guarantor; provided, however, Subsidiaries that are not Subsidiary Guarantors may make Dispositions to one another, (C) while the Subsidiaries Guaranty is not in effect (or is not required to be in effect in accordance with the terms of the Credit Documents), the Borrower may make Dispositions to Subsidiaries and any Subsidiary may make Dispositions to the Borrower or any other Subsidiary, (D) each of the Borrower and its Subsidiaries may sell, transfer and otherwise dispose of Receivables and Related Assets pursuant to Permitted Repurchase Facilities or Permitted Securitizations, (E) each of the Borrower and its Subsidiaries may Dispose of assets that are obsolete, damaged, worn out or surplus, in each case in the ordinary course of business, (F) to the extent constituting a Disposition, the creation of Liens, the consummation of fundamental changes and the making of restricted payments permitted by Sections 10.01, 10.02(a) and 10.04, respectively are permitted and (G) Dispositions of assets with a fair market value of $250,000 or less are permitted.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, consummate any Significant Acquisition unless (i) no Specified Default or Event of Default shall exist as of the date the definitive acquisition agreement for such Significant Acquisition is entered into and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate (together with reasonably detailed calculations) demonstrating compliance with the covenants contained in Sections 10.07 and 10.08, for the period (each, a “Calculation Period”) of four consecutive fiscal quarters (taken as one accounting period) most recently ended for which financial statements have been delivered (or were required to be delivered) pursuant to Section 9.01(a) or (b), as the case may be, prior to the date the definitive acquisition agreement for such Significant Acquisition is entered into, on a pro forma basis as if the respective Significant Acquisition (as well as all other Dispositions and Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if such Significant Acquisition (as well as all other Dispositions and Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period.

10.03 Dissolution, etc. The Borrower will not, and will not permit any of its Subsidiaries to, dissolve or liquidate, either in whole or in part, except (i) to the extent permitted by Section 10.02(a) and (ii) inactive Subsidiaries of the Borrower (i.e., Subsidiaries of the Borrower that do not conduct business other than that related solely to its existence and governance) may be dissolved or liquidated from time to time so long as (x) no Event of Default then exists or would result therefrom and (y) the Borrower determines that such dissolution or liquidation is not adverse in any material respect to the interests of the Lenders.

10.04 Restricted Payments. The Borrower shall not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its shareholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its shareholders, partners or members (or the equivalent Persons thereof) as the case may be, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower if, in any case referred to above, any Specified Default or any Event of Default has occurred, is continuing or would result therefrom.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 10.04 will not prohibit the payment of any restricted payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 10.04 (it being understood that such restricted payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

10.05 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except for (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, (ii) Permitted Borrower Indebtedness, (iii) Permitted Subsidiary Indebtedness, (iv) Permitted Subsidiary Guarantee Obligations, (v) Permitted Securitizations and Permitted Repurchase Facilities, (vi) Indebtedness arising under Interest Rate Protection Agreements, Other Hedging Agreements or any similar type of agreement which are bona fide hedging activities and are not for speculative purposes and (vii) Indebtedness incurred pursuant to the Existing Revolving Credit Agreement and the other “Credit Documents” under and as defined in the Existing Revolving Credit Agreement, and any refinancing in respect thereof that is Permitted Borrower Indebtedness and/or Permitted Subsidiary Indebtedness.

10.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to a transaction with any Affiliate of the Borrower or any other Subsidiary of the Borrower, except for transactions between (i) the Borrower and any Subsidiary, (ii) any Subsidiary and any other Subsidiary or (iii) the Borrower or any Subsidiary of the Borrower on one hand and any Affiliate of the Borrower and/or any other Subsidiary of the Borrower on the other hand, so long as all such transactions referred to in this clause (iii) are entered into in good faith and on terms no less favorable to the Borrower or such Subsidiary of the Borrower than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person; provided that, for the avoidance of doubt, this Section 10.06 shall not prohibit (x) any transaction with an Affiliate that, as such, has been expressly approved by either a majority of the Borrower’s independent directors or a committee of the Borrower’s directors consisting solely of independent directors, in each case in accordance with such independent directors’ fiduciary duties in their capacity as such and upon advice from independent counsel and (y) employment, compensation, indemnification, reimbursement and severance arrangements for officers and directors of the Borrower and its Subsidiaries in the ordinary course of business or that are approved by the board of directors of the Borrower.

10.07 Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than 3.75:1.00 on the last day of any fiscal quarter of the Borrower; provided that the foregoing limit may be increased, from time to time, upon written notice from the Borrower to the Administrative Agent in connection with one or a series of acquisitions and/or investments in any period of up to four consecutive fiscal quarters for which financial statements are available (plus the period extending until the next quarterly or annual financial statements shall be due), to 4.00:1.00 for a period of four consecutive fiscal quarters including and/or immediately following the fiscal quarter in which such acquisition and/or investments were completed (the “Covenant Holiday”). Thereafter, the Covenant Holiday will not be available again until the original Leverage Ratio has been complied with for at least two fiscal quarters. Notwithstanding anything to the contrary set forth herein, it is understood and agreed that on the Effective Date a Covenant Holiday is in effect and such Covenant Holiday shall continue to be in effect for the period from the Effective Date through and including the fiscal quarter of the Borrower ending October 9, 2027.

10.08 Minimum Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio on the last day of any fiscal quarter of the Borrower to be less than 4.50:1.00.

10.09 Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than substantially the same lines of business in which they are engaged on the Effective Date and reasonable extensions thereof and other businesses that are complimentary, ancillary or reasonably related or synergistic thereto.

10.10 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (x) pay dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (y) make loans or advances to the Borrower or any of its Subsidiaries or (z) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii)(A) this Agreement and the other Credit Documents and (B) the Existing Revolving Credit Agreement and the other “Credit Documents” under and as defined in the Existing Revolving Credit Agreement, and any refinancing in respect thereof that is Permitted Borrower Indebtedness and/or Permitted Subsidiary Indebtedness, (iii) in the case of the foregoing clauses (y) (solely to the extent such encumbrance or restriction only applies to loans or advances made by any such Subsidiary of the Borrower to other Subsidiaries of the Borrower, and not loans and advances to be made by any such Subsidiary to the Borrower) and (z) of this Section 10.10, other Indebtedness permitted pursuant to Section 10.05, (iv) holders of Permitted Liens may restrict the transfer of any assets subject thereto, (v) restrictions or conditions imposed by any agreement relating to Permitted Repurchase Facilities or Permitted Securitizations if such restrictions or conditions apply only to any SPV and/or the Receivables and Related Assets that are the subject of such Permitted Repurchase Facilities or Permitted Securitizations, as applicable, (vi) customary provisions in leases and other contracts restricting the assignment thereof, (vii) customary provisions restricting assignment of any licensing agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (viii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (ix) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person and (x) replacements, renewals, amendments and refinancings of any agreements described above so long as such replacement, renewals, amendments and refinancings are not materially more restrictive in the good faith judgment of the Borrower, taken as a whole, than in the relevant refinancing agreement.

10.11 Limitation on Issuance of Capital Stock.

(a) The Borrower will not issue (i) any Preferred Stock other than (x) Qualified Preferred Stock or (y) Disqualified Preferred Stock so long as, on the date of any issuance of Disqualified Preferred Stock, (I) no Specified Default or Event of Default then has occurred and is continuing or would result therefrom and (II) the Borrower is in compliance with the covenants contained in Sections 10.07 and 10.08 for the most recently ended Calculation Period, on a pro forma basis as if the respective issuance of Disqualified Preferred Stock (as well as all other issuances of Disqualified Preferred Stock theretofore consummated after the first day of such Calculation Period and still outstanding) had occurred on the first day of such Calculation Period or (ii) any redeemable common stock other than common stock that is redeemable at the sole option of the Borrower.

(b) The Borrower shall not permit any of its Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except for issuances of non-redeemable common equity interests issued (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiaries, (iii) to qualify directors to the extent required by applicable law, and (iv) by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

SECTION 11. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Term Loan or any Term Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Term Loan or Term Note, or any Fees or any other amounts owing hereunder or thereunder; or

11.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03 Covenants. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.08(c), Section 9.01(d)(i), Section 9.10 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any Lender; or

11.04 Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace or cure, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) the Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (after giving effect to any grace or cure period, but determined without regard to whether any notice is required), any such Indebtedness to become due or, in the case of a Permitted Repurchase Facility or Permitted Securitization, terminating (except voluntary terminations by the Credit Parties), prior to its stated maturity; or (iii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid (other than (x) by a regularly scheduled required prepayment or (y) as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default)) or, in the case of a Permitted Repurchase Facility or Permitted Securitization, shall be terminated (except voluntary terminations by the Credit Parties), prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 11.04 unless the aggregate principal amount of all such defaulted or accelerated Indebtedness as described in preceding clauses (i) through (iii), inclusive, is at least $75,000,000; or

11.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days after service of summons, or is not dismissed within 60 days after service of summons, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06 ERISA. (a) Any Plan and/or Multiemployer Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan and/or Multiemployer Plan shall have had or is likely to have a trustee appointed to administer such Plan and/or Multiemployer Plan pursuant to Section 4042 of ERISA, any Plan and/or Multiemployer Plan shall have been or is reasonably expected to be terminated or to be the subject of termination proceedings under Section 4042 of ERISA, any Plan and/or Multiemployer Plan shall have an Unfunded Liability the Borrower, any of its respective Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, a contribution required to be made to a Plan, Multiemployer Plan, or Foreign Pension Plan has not been timely made, or the Borrower or any of its respective Subsidiaries or any ERISA Affiliate has incurred or is reasonably expected to incur a liability (other than one for contributions by the Borrower or an ERISA Affiliate timely made in accordance with minimum funding requirements under Section 412 of the Code and in accordance with the requirements of Section 515 of ERISA) to or on account of a Plan and/or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest or a liability; (c) and in each case in clauses (a) and (b) above, the same, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or

11.07 Subsidiaries Guaranty. If the Subsidiaries Guaranty is required hereby to be in effect, the Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (unless such Subsidiary Guarantor is no longer a Subsidiary by virtue of liquidation, sale, merger or consolidation permitted by Section 10.02 or Section 10.03), or any Subsidiary Guarantor (or Person acting by or on behalf of such Subsidiary Guarantor) shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty (if same is then required hereby to be in effect), or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty (if same is then required hereby to be in effect) beyond any grace or cure period (if any) provided therefor; or

11.08 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its respective Subsidiaries involving in the aggregate for the Borrower and its respective Subsidiaries a liability and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments not paid or covered by a reputable and solvent insurance company exceeds $75,000,000; or

11.09 Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of any Agent, any Lender or the holder of any Term Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result of which would occur upon the giving of such written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Ticking Fees and other Fees shall forthwith become due and payable without any other notice of any kind; and (ii) declare the principal of and any accrued interest in respect of all Term Loans and the Term Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

SECTION 12. The Agents.

12.01 Appointment. The Lenders hereby irrevocably designate and appoint (i) Wells Fargo as Administrative Agent, (ii) each WF Securities, BofA Securities, Inc. and RBC Capital Markets as Lead Arrangers, (iii) each of Bank of America, N.A. and Royal Bank of Canada as Co-Syndication Agents and (iv) each of Coöperatieve Rabobank U.A., New York Branch, PNC Bank, National Association, Regions Bank and Truist Bank, as Co-Documentation Agents, in each case to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Term Note by the acceptance of such Term Note shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as provided in Section 12.09, the provisions of this Section 12 are solely for the benefit of the Agents, the Lenders and their respective officers, directors, agents, employees and affiliates, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. Each Agent may perform any of its duties hereunder by or through (i) its respective officers, directors, agents, employees or affiliates or (ii) any one or more sub-agents appointed by such Agent, and such Agent shall not be responsible for the negligence or misconduct of any of its sub-agents absent gross negligence or willful misconduct by such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision) in the selection of the applicable sub-agent. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the officers, directors, agents, employees and affiliates of the each Agent and any such sub-agent.

12.02 Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. No Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.12), or unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Term Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The right of an Agent to perform any discretionary act under this Agreement shall not be constructed as a duty to act.

12.03 Lack of Reliance on the Agents. Independently and without reliance upon any Agent, each Lender and the holder of each Term Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Term Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Term Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. No Agent nor any of its affiliates or any of its officers, directors, agents, or employees shall be responsible to any Lender or the holder of any Term Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default nor shall they have any duty to disclose, and shall not be liable for the failure to disclose to any Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in their possession, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of

Default is given to such Agent by the Borrower or a Lender, and each Agent shall be entitled to conclusively rely on any such notice without independent investigation. Each Lender expressly acknowledges that no Agent nor any of their respective officers, directors, agents, employees or affiliates has made any representations or warranties to it and that no act taken or failure to act by any Agent or any of its respective officers, directors, agents, employees or affiliates, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of such Agent or its respective officers, directors, agents, employees or affiliates to any Lender as to any matter, including whether such Agent or its respective officers, directors, agents, employees or affiliates have disclosed material information in their possession. Each Lender expressly acknowledges, represents and warrants to each Agent that (a) the Credit Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Credit Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower and its Subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon any Agent, any other Lender or any of their respective officers, directors, agents, employees or affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and Subsidiaries, all applicable bank or other regulatory Laws relating to the transactions contemplated by this Agreement and the other Credit Documents and (e) it has made its own independent decision to enter into this Agreement and the other Credit Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender also acknowledges and agrees that (i) it will, independently and without reliance upon any Agent, any other Lender or any of their respective officers, directors, agents, employees or affiliates (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 12.03.

12.04 Certain Rights of the Agents.

(a) Whenever reference is made in this Agreement or any other Credit Document to any discretionary consent, election, designation, approval, acceptance or use of judgment by, or any consent or other discretionary action or remedies that may be taken or withheld by any Agent, such Agent shall not be obligated to take (or refrain from taking) such action if it shall not have received such written instruction, advice or concurrence of the Required Lenders. If any Agent shall request instructions from the Required Lenders with respect to any such discretionary act or action (including any failure to so act) in connection with this Agreement or any other Credit Document, such Agent shall not be obligated to take (or refrain from taking) such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or holder of any Term Note shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

(b) No Agent shall be obligated to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Credit Document, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. An Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document if such action would, in the reasonable opinion of such Agent, violate applicable law or any provision this Agreement or any other Credit Document.

(c) In no event shall any Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any Credit Documents, nor be deemed to be in breach of its duties hereunder or thereunder, to the extent such failure, delay or breach is because of circumstances beyond the applicable Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, epidemic or pandemic, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any other Credit Document, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the applicable Agent’s control whether or not of the same class or kind as specified above.

12.05 Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Each Lender that has signed this Agreement or a signature page to an Assignment and Assumption Agreement or any other Credit Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.

12.06 Indemnification. To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof), in proportion to their respective “percentages” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07 Each Agent in its Individual Capacity. With respect to its obligation to make a Term Loan under this Agreement (if any), each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “holders of Term Notes” or any similar terms shall, unless the context clearly otherwise indicates, include such Agent in its individual capacity. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. The Administrative Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Term Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Term Note or of any Term Note or Term Notes issued in exchange therefor.

12.09 Resignation by the Agents.

(a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (c) and (d) below or as otherwise provided below; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 15 Business Days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such 15th Business Day following receipt of such notice (or such earlier date agreed by the Required Lenders, as applicable).

(c) Upon any such notice of resignation, the Required Lenders shall, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required at any time when an Event of Default exists), appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company.

(d) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required at any time when an Event of Default exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) If no successor Administrative Agent has been appointed pursuant to clause (c) or (d) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(f) Each of the other Agents may resign from the performance of all of their respective functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Day’s prior written notice to the Administrative Agent. Such resignation shall take effect at the end of such five Business Day period after the respective notice is given to the Administrative Agent.

(g) Upon a resignation of any Agent pursuant to this Section 12.09, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 and Section 13.01 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as an Agent.

(h) With effect from the effective date of the resignation or removal (as applicable) of the Administrative Agent as provided for above, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Administrative Agent is appointed as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the effective date of its resignation or removal, as applicable). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 and Section 13.01 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective officers, directors, agents, employees and affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

12.10 Delivery of Information.

(a) The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary of the Borrower, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document, (ii) the information provided to the Administrative Agent by the Borrower under Section 9.01 and (iii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

(b) The Borrower and the Lenders acknowledge that the Administrative Agent will make information available to the Lenders by posting the information on Debtdomain or another similar electronic system (the “Platform”). Each Lender agrees that any document or notice posted on the Platform by the Administrative Agent shall constitute delivery to the Lenders. The Borrower and the Lenders further agree that, to the extent reasonably practicable, any document delivered to the Administrative Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other party hereto shall be delivered to the Administrative Agent in electronic form capable of being posted to the Platform. The Borrower and each Lender understands that the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution. The Platform is provided “as is” and “as available” and the Administrative Agent does not warrant the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform, and expressly disclaims liability for errors or omissions in the information contained on the Platform.

12.11 The Co-Syndication Agents, the Co-Documentation Agents and the Lead Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each Co-Syndication Agent, each Co-Documentation Agent and each Lead Arranger are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that (x) each Co-Syndication Agent, each Co-Documentation Agent and each Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as provided for under Sections 12.06 and 13.01 and (y) the Agents shall have all approval rights specifically provided in this Agreement. Without limitation of the foregoing, none of the Co-Syndication Agents, the Co-Documentation Agents or the Lead Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.12 Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

  (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement,

  (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

  (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

  (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Credit Document or any documents related hereto or thereto).

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc.

(a) The Borrower shall: (i) pay all reasonable and documented out-of-pocket costs and expenses of (x) the Administrative Agent and the Lead Arrangers (including, without limitation, the reasonable fees and disbursements of Moore & Van Allen PLLC) in connection with the preparation, execution, delivery and performance of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto (provided that payments in respect of legal fees and expenses shall be limited to reasonable and documented fees, disbursements and other charges of a single external counsel to the Administrative Agent, the Lead Arrangers and each other Agent and their respective Affiliates and, if necessary, one local or special counsel in any relevant jurisdiction to such Persons (and, in the case of an actual or perceived conflict of interest where the person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person, and, if necessary, of a single firm of local or special counsel acting in multiple jurisdictions)), (y) each of the Administrative Agent and the Lead Arrangers in connection with its syndication efforts with respect to this Agreement and (z) during the continuation of an Event of Default, each of the Administrative Agent, the Lead Arrangers and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (provided that payments in respect of legal fees and expenses shall be limited to actual reasonable documented out-of-pocket fees, disbursements and other charges of one counsel to and consultants for the Administrative Agent, the Lead Arrangers and the Lenders and if necessary, one local counsel in any relevant jurisdiction to such Persons, and in the case of a conflict of interest, one additional counsel to such Persons) in each case promptly following receipt of a reasonably detailed invoice therefor; and (ii) indemnify each Agent and each Lender, and each of their respective officers, directors, employees, representatives, affiliates, advisors and agents (each, an “Indemnified

Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs and expenses (limited in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to each Indemnified Person, and if necessary, one local or special counsel in any relevant jurisdiction to such Person (and, in the case of an actual or perceived conflict of interest where the person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person, and, if necessary, of a single firm of local or special counsel acting in multiple jurisdictions)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Term Loan hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries, or any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable and documented fees and disbursements of counsel (limited in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single external counsel, and if necessary, one local or special counsel in any relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person, and, if necessary, of a single firm of local or special counsel acting in multiple jurisdictions)) and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of, or material breach of its material obligations under this Agreement or any other Credit Document by, the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Lender set forth in the preceding sentence is unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. Section 13.01(a)(ii) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claims.

(b) To the full extent permitted by applicable law, none of the parties hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for consequential, special, indirect or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations under Section 13.01(a)(ii) to the extent such consequential, special, indirect or punitive damages are included in any claim in connection with which such Indemnified Person is otherwise entitled to indemnification hereunder. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). This Section 13.01(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claims.

13.02 Right of Setoff; Payment Set Aside.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to the fullest extent permitted by applicable law, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Lender or their Affiliate wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of all Credit Parties to the Administrative Agent, such Lender or their Affiliate under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders and their Affiliates, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect; provided that this Section 13.02(b) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such payment or the proceeds of such setoff or any part thereof not have been subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

13.03 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including electronic mail or electronic communication) and mailed, emailed or delivered: if to the Borrower, at the Borrower’s address specified below; if to any other Credit Party, at such Credit Party’s address set forth in the Subsidiaries Guaranty; if to any Lender, at its address specified in the administrative questionnaire and/or administrative details on file with the Administrative Agent; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, emailed or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by email, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

The Borrower:	Flowers Foods, Inc. 1919 Flowers Circle Thomasville, GA 31757 Attention: D. Anthony Scaglione Telephone: 229-226-9110 E-mail: Anthony.Scaglione@flocorp.com and TreasuryCashManagement@flocorp.com

With a copy to:	Flowers Foods, Inc. 1919 Flowers Circle Thomasville, GA 31757 Attention: James Thomas Rieck Telephone: 229-227-2253 E-mail: jt.rieck@flocorp.com and TreasuryCashManagement@flocorp.com

And a further copy to:	Jones Day 250 Vesey Street New York, New York 10281 Attention: Charles N. Bensinger III Telecopy: 212-755-7306 Telephone: 212-326-3797 E-mail: cnbensinger@jonesday.com

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.04 Benefit of Agreement.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of all of the Lenders and, provided, further, that although any Lender may grant participations in its rights hereunder to one or more Eligible Transferees, such Lender shall remain a “Lender” for all purposes hereunder (and no Lender may transfer or assign all or any portion of its Commitment and/or outstanding Obligations hereunder except as provided in Section 13.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Term Loan or Term Note beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of their rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Notwithstanding anything in this Section 13.04(a) to the contrary, any participant that is a Farm Credit Lender that (A) has purchased, and owns, a participation or sub-participation in a minimum amount of $10,000,000 on or after the Effective Date, (B) is, by written notice to the Borrower and the Administrative Agent (“Voting Participation Notification”), designated as a voting participant (“Voting Participant”) by the relevant Lender (including any so designated existing Voting Participant) and (C) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (to the extent required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 13.04(b)), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced on a dollar-for-dollar basis. Each Voting Participant Notification shall include, with respect to each subject Voting Participant, the information required of an assignee in any Assignment and Assumption Agreement. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notifications.

Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule VII shall be a Voting Participant without delivery of a Voting Participation Notification and without the prior written consent of the Administrative Agent. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment (or, if the Total Commitment has terminated, its outstanding Obligations) to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of such Lender which is at least 50% owned by such other Lender or its parent company, provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitment (or, if the Total Commitment has terminated, its outstanding Obligations) to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, and solely with respect to the assignment of a Commitment prior to the Funding Date, Schedule I shall be deemed modified to reflect the Commitment of such new Lender and of the existing Lenders, (ii) at the request of the assignee Lender, and upon surrender of the relevant Term Notes or the provision of a customary lost note indemnification agreement from the assignor or assignee Lender, as the case may be, new Term Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, such new Term Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments of such new Lender and such assigning Lender (or, after the Funding Date, to reflect the outstanding Obligations held by such new Lender and such assigning Lender), (iii) the consent of the Administrative Agent and, at any time when no Event of Default under Section 11.01 or Section 11.05 is in existence, the Borrower shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and, provided, further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.17. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment (or, for any such assignment after the Funding Date, its assigned Obligations) (it being understood that, in the event that an assigning Lender assigns all of its Commitment hereunder (or, if the Total Commitment has terminated, all of its outstanding Obligations hereunder), the indemnification provisions under this Agreement (including, without limitation, Section 2.10, 2.11, 5.04, 13.01 and 13.06) shall, in any event, survive as to such assigning Lender). At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a U.S. Tax Compliance Certificate) described in Section 5.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitment (or, if the Total Commitment has terminated, all or any portion of a Lender’s Obligations) pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10,

2.11 or 5.04 greater than those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such greater increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Term Loans in accordance with such Defaulting Lender’s Percentage; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loan and Term Note hereunder to a Federal Reserve Bank or such central bank having supervisory jurisdiction over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such central bank having supervisory jurisdiction over such Lender and, with prior notification to the Administrative Agent (but without the consent of either the Borrower or the Administrative Agent), any Lender which is a fund may pledge all or any portion of its Term Note or Term Loan to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to its trustee or such collateral agent, as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender or any holder of any Term Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and any Agent or any Lender or the holder of any Term Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Agent or any Lender or the holder of any Term Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender or the holder of any Term Note to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received; provided, that any amounts received from or on behalf of the Borrower following an Event of Default, including through the exercise of remedies hereunder, shall be applied first to the payment of all fees, expenses (including fees of legal counsel and any other costs and expenses incurred in connection with any remedies taken in accordance with this Agreement or any other Credit Document) and indemnities due to the Administrative Agent hereunder or under any other Credit Documents.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Term Loans, Ticking Fees or other Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07 Calculations; Computations.

(a) The financial statements to be furnished to the Administrative Agent pursuant hereto shall be made and prepared in accordance with GAAP in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Administrative Agent).

(b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days (or, in the case of computations of interest on Base Rate Loans at times when the Base Rate is based on the Prime Lending Rate, on the basis of a year of 365/366 days) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT, AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW

YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 13.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY AGENT, ANY LENDER OR THE HOLDER OF ANY TERM NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.09 Counterparts. This Agreement and each other Credit Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Credit Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Credit Document and the words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement or any other Credit Document shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Administrative Agent may, in its discretion, require that any such documents and signatures executed electronically or delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by fax or other electronic transmission.

13.10 Effectiveness. This Agreement shall become effective on the Effective Date upon the satisfaction of the conditions precedent set forth in Section 6.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender), (i) extend the final scheduled maturity of any Term Loan or Term Note beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.04(a) or that otherwise avoids the imposition of any default rate of interest shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), or reduce the principal amount thereof, (ii) release or subordinate all or substantially all of the value of the guarantees under the Subsidiaries Guaranty (if any) (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit under this Agreement of the type which afford the protections to such additional extensions of credit provided to the Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood and agreed that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments are included on the Effective Date) or change any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (vi) amend, modify or waive any provision of Section 13.06 (or any other provision of this Agreement requiring pro rata application of payments or pro rata reductions of Commitments), except in connection with an amendment that provides for a prepayment of Term Loans by the Borrower (offered ratably to all Lenders) at a discount to par on terms and conditions approved by the Required Lenders; provided, further, that no such change, waiver, discharge or termination shall (1) [reserved], (2) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood and agreed that waivers or modifications of conditions precedent, covenants (including, without limitation, by means of modifications to the financial definitions or modifications in the method of calculation of any financial covenants), Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender) or (3) without the consent of each Agent affected thereby, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment in accordance with Section 4.02(b) or repay such non-consenting Lender’s outstanding Term Loan in accordance with Section 5.01(b), as applicable, provided that, unless the applicable Commitments to be terminated or the applicable Term Loans to be repaid, in each case, pursuant to the preceding clause (B), are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Term Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Term Loan solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) [Reserved.]

(d) Notwithstanding anything to the contrary herein any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect, ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (provided that prompt notice following any such amendment, waiver, supplement or modification shall be given to the Lenders by the Borrower and the Administrative Agent) and such amendment, waiver, supplement or modification shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.06, 13.01 and 13.06 shall, subject to Section 13.15 (to the extent applicable) survive the execution, delivery and termination of this Agreement and the Term Notes and the making and repayment of the Term Loans.

13.14 Domicile of Term Loans. Each Lender may transfer and carry its Term Loan at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of any Term Loan pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described in this Section 13.14 resulting from changes in law after the date of the respective transfer).

13.15 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Sections 2.10 or 2.11, unless a Lender gives notice to the Borrower that they are obligated to pay an amount under any such Section within 180 days after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 2.10 or 2.11, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 2.10 or 2.11, as the case may be; provided, further, that, in each case, if the circumstance giving rise to such compensation is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. This Section 13.15 shall have no applicability to any Section of this Agreement other than said Sections 2.10 and 2.11.

13.16 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.16, each Agent and each Lender (collectively, the “Lender Parties” and each a “Lender Party”) agrees that it will not disclose without the prior consent of the Borrower (other than to its officers, directors, employees, auditors, agents, advisors or counsel or to another Lender Party if the Lender Party or such Lender Party’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender Party) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender Party may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender Party or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender Party (in which case, such Lender Party, to the extent permissible and practicable, will inform the Borrower promptly in advance thereof), (e) to any Agent, (f) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person, its Affiliates or any of its officers, directors, employees, auditors, agents, advisors or counsel (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (g) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement; provided that such insurer or reinsurer agrees to be subject to the provisions contained in this Section 13.16 and (h) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Term Notes, Term Loans or Commitments or any interest therein by such Lender Party, including hedge counterparties and their advisors, provided that such prospective transferee agrees to be subject to the provisions contained in this Section 13.16. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

(b) The Borrower hereby acknowledges and agrees that each Lender Party may share with any of its Affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender Party.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

13.17 Register. The Administrative Agent, acting solely for purposes of this Section 13.17 as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) on which it will record the names and addresses of the Lenders, the Commitments from time to time of each of the Lenders, the Term Loans made by each of the Lenders and each repayment in respect of the principal amount of the Term Loans of each Lender and the principal amounts (and stated interest) owing to each Lender. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (in the case of any Lender, solely with respect to its own Commitment and Term Loan). Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of the Term Loans. With respect to any Lender, the transfer of the Commitment and/or Term Loan of such Lender and the rights to the principal of, and interest on, any Term Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Term Loan and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Term Loan shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Term Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Commitment or Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Term Note evidencing such Commitment or Term Loan, and thereupon one or more new Term Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.

13.18 USA PATRIOT Act Notice. The Administrative Agent and each Lender subject to the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including the USA PATRIOT Act, it is required to obtain, verify, record and update information that identifies and relates to individuals and entities which maintain a business relationship with the Administrative Agent or such Lender, including the Borrower and the other Credit Parties (and, in the case of the Administrative Agent, the Lenders), which information includes names, addresses and other information that will allow the Administrative Agent or such Lender to identify such parties in accordance with such laws, rules and regulations. Accordingly, each of the parties agree to provide to the Administrative Agent and each Lender, upon their request from time to time, such identifying information and documentation as may be available for such party for such purposes.

13.19 Erroneous Payments.

(a) If the Administrative Agent (i) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under clause (b) below) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 13.19 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting Section 13.19(a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns) hereby further agrees (on its own behalf and on behalf of any Person who has received funds for its account) that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

  (i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

  (ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 13.19(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 13.19(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 13.19(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 13.19(a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 13.19(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such effect to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Term Loan, if any (but not its Commitment, if applicable), with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of its Term Loan, if any (but not its Commitment, if applicable), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Assumption Agreement by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Term Note evidencing such Term Loan to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Term Note shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its Commitment, if applicable, which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment and (E) the Administrative Agent will reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Agreement. (ii) Subject to Section 13.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (A) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Term Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Term Loans are then owned by the Administrative Agent) and (B) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (i) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that Borrower’s Obligations and the Subsidiary Guarantors’ Guaranteed Obligations, as applicable, under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations or Guaranteed Obligations, as applicable, in respect of Term Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations or Guaranteed Obligations owed by Borrower or any Subsidiary Guarantor; provided that this Section 13.19 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 13.19 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Total Commitment (without the occurrence of the Funding Date) and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

13.20 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

  (i) a reduction in full or in part or cancellation of any such liability;

  (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

  (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.22 Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provision shall be deemed to be in effect only to the extent not so limited.

13.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for swap contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 13.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.24 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Lead Arranger, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Credit Documents, irrespective of whether the any Lead Arranger, the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lead Arrangers, the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lead Arrangers, the Administrative Agent and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; and (b)(i) the Lead Arrangers, the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, (ii) none of the Lead Arrangers, the Administrative Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents and (iii) the Lead Arrangers, the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Lead Arrangers, the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Lead Arrangers, the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FLOWERS FOODS, INC.,
a Georgia corporation,
as the Borrower

By:	/s/ D. Anthony Scaglione
Name:	D. Anthony Scaglione
Title:	Chief Financial Officer

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent and a Lender

By:	/s/ Sujay Maiya
Name:	Sujay Maiya
Title:	Executive Director

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Eden Pham
Name:	Eden Pham
Title:	Associate

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Michael Santana-Mondo
Name:	Michael Santana-Mondo
Title:	Authorized Signatory

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement

COÖPERATIEVE RABOBANK U.A.,
NEW YORK BRANCH,
as a Lender

By:	/s/ Van Brandenburg
Name:	Van Brandenburg
Title:	Managing Director

By:	/s/ Austin Dowler
Name:	Austin Dowler
Title:	Vice President

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Tony Savage
Name:	Tony Savage
Title:	Senior Vice President

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement

REGIONS BANK,
as a Lender

By:	/s/ Sankar R. Nair
Name:	Sankar R. Nair
Title:	Vice President

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement

TRUIST BANK,
as a Lender

By:	/s/ John P. Wofford
Name:	John P. Wofford
Title:	Authorized Officer

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement

AGFIRST FARM CREDIT BANK,
as a Lender

By:	/s/ Shawn Cromer
Name:	Shawn Cromer
Title:	AVP Capital Markets

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement

COBANK, ACB,
as a Lender

By:	/s/ Kelli Cholas
Name:	Kelli Cholas
Title:	Assistant Corporate Secretary

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement

GREENSTONE FARM CREDIT SERVICES, ACA,
as a Lender

By:	/s/ Shane Prichard
Name:	Shane Prichard
Title:	Vice President of Capital Markets Lending

Signature Page to Flowers Foods, Inc. Term Loan Credit Agreement